Execution Version

MANAGEMENT AGREEMENT
Dated as of November 14, 2018
by and among
WINGSTOP FUNDING LLC, as Issuer,
THE OTHER SECURITIZATION ENTITIES PARTY HERETO,
WINGSTOP RESTAURANTS INC., as the Manager,
and
CITIBANK, N.A., as the Trustee

i

TABLE OF CONTENTS
(continued)

ii

MANAGEMENT AGREEMENT
This MANAGEMENT AGREEMENT, dated as of November 14, 2018 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among WINGSTOP FUNDING LLC, a Delaware limited liability company (together with its successors and assigns, the “Issuer”), WINGSTOP FRANCHISING LLC, a Delaware limited liability company (“Wingstop Franchisor”), WINGSTOP GUARANTOR LLC, a Delaware limited liability company (“Funding Holdco” and, together with Wingstop Franchisor, the “Guarantors” and together with the Issuer and each person that becomes a party hereto pursuant to Section 8.16, the “Securitization Entities”), WINGSTOP RESTAURANTS INC., a Texas corporation, as Manager (together with its successors and assigns, “WRI”), and CITIBANK, N.A., a national banking association, not in its individual capacity but solely as the indenture trustee under the Indenture (as defined below) (together with its successor and assigns, the “Trustee”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms or incorporated by reference in Annex A to the Base Indenture.
RECITALS
WHEREAS, the Issuer has entered into the Base Indenture, dated as of the date hereof, with the Trustee (together with the Series Supplements thereto, and as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), pursuant to which the Issuer issued the Series 2018-1 Class A-1 Notes and the Series 2018-1 Class A-2 Notes and may issue additional series of notes from time to time (collectively, the “Notes”) on the terms described therein;
WHEREAS, the Issuer has granted to the Trustee on behalf of the Secured Parties a Lien in the Collateral owned by it pursuant to the terms of the Indenture;
WHEREAS, the Guarantors have guaranteed the obligations of the Issuer under the Indenture, the Notes and the other Transaction Documents and have granted to the Trustee on behalf of the Secured Parties a Lien in the Collateral owned by each of them pursuant to the terms of the Guarantee and Collateral Agreement dated as of the date hereof (as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Guarantee and Collateral Agreement”);
WHEREAS, each of the Securitization Entities desires to engage the Manager, and each of the Securitization Entities desires to have the Manager enforce such Securitization Entity’s rights and powers and perform such Securitization Entity’s duties and obligations under the Managed Documents (as defined below) and the Transaction Documents to which it is party in accordance with the Managing Standard (as defined below);
WHEREAS, each of the Securitization Entities desires to have the Manager enter into certain agreements and acquire certain assets from time to time on such Securitization Entity’s behalf, in each case in accordance with the Managing Standard;

WHEREAS, Wingstop Franchisor desires to appoint the Manager as its agent for providing comprehensive Intellectual Property services, including filing for registration, clearance, maintenance, protection, enforcement, licensing, and recording transfers of the Securitization IP in accordance with the Managing Standard and as provided in Section 2.1(c) and Section 4.3(b);
WHEREAS, each of the Securitization Entities desires to enter into this Agreement to provide for, among other things, the managing of the respective rights, powers, duties and obligations of such Securitization Entity under or in connection with the Contribution Agreements, the Franchise Assets, the Securitization IP, all other Securitization Assets and each Securitization Entity’s equity interests in each other Securitization Entity owned by it and in connection with any other assets acquired by or transferred to such Securitization Entity (including any related assets transferred to the Securitization Entities by WRI or any other Non-Securitization Entity following the Closing Date) (collectively, the “Managed Assets”), all in accordance with the Managing Standard; and
WHEREAS, the Manager desires to enforce such rights and powers and perform such obligations and duties, all in accordance with the Managing Standard.
NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Certain Definitions. Capitalized terms used herein but not otherwise defined in Annex A to the Base Indenture shall have the following meanings:
“Ad Fund”: means the accounts of the Manager designated as the “Advertising Fund Account” where Franchisees and the Non-Securitization Entities that operate Company-Owned Restaurants deposit, directly or indirectly through the Concentration Account, fees and other amounts payable to fund existing or future domestic or international marketing and advertising activities or materials for the Wingstop Brand (and in the case such determination shall be made in the good faith discretion of the Manager).
“Agreement”: has the meaning set forth in the preamble.
“Change in Management”: means more than 50% of the Leadership Team is terminated and/or resigns within 12 months after the date of the occurrence of a Change of Control; provided, in each case, that the termination and/or resignation of any such member of the Leadership Team shall not include (i) a change in such member’s status in the ordinary course of succession so long as such member remains affiliated with the Manager or any Affiliate thereof or its direct or indirect holding companies or subsidiaries as an officer or director, or in a similar capacity, (ii) the retirement of any such member, (iii) the death or incapacitation of any such member, or (iv) the replacement of any such member of the Leadership Team, in the case of this clause (iv), with the prior written consent of the Control Party (acting at the direction of the Controlling Class Representative).

“Change of Control”: means any event or series of events that results in (i) individuals who on the Closing Date constituted the Board of Directors of Parent, together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of Parent was approved or recommended by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the Board of Directors of Parent then in office or (ii) any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or any successor provision, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall have acquired beneficial ownership of more than 50% on a fully diluted basis of the Voting Equity Interests of Parent. For purposes of this definition, a Person shall not be deemed to have beneficial ownership of voting power of Voting Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Competitive Business”: means any franchise restaurant business or similar assets that, in the good faith determination of the Manager in accordance with the Managing Standard, is intended to compete against the Wingstop Brand in the United States, to the extent such Competitive Business is not contributed or expected to be contributed to a Securitization Entity or Future Securitization Entity within 12 months of entering into or acquiring such Competitive Business; provided that, in any case, the business of franchising and/or operating restaurants that (i) are not Branded Restaurants and (ii) do not (a) generate a substantial proportion of revenue from the sale of chicken or (b) primarily operate using eat-in or to-go services, shall not be a “Competitive Business”. For the avoidance of doubt, the operation of Company-Owned Restaurants in accordance with the Transaction Documents shall not be deemed a Competitive Business.
“Confidential Information”: means trade secrets and other information (including, without limitation, know how, ideas, techniques, recipes, formulas, customer lists, customer information, financial information, business methods and processes, marketing plans, specifications, and other similar information as well as internal materials prepared by the owner of such information containing or based, in whole or in part, on any such information) that is confidential and proprietary to its owner and that is disclosed by one party to an agreement to another party thereto whether in writing or disclosed orally, and whether or not designated as confidential.
“Current Practice”: means, in respect of any action or inaction, the practices, standards and procedures of the Non-Securitization Entities as performed on or that would have been performed immediately prior to the Closing Date.
“Defective New Asset”: means any New Asset that does not satisfy the applicable representations and warranties of Article V hereof on the New Asset Addition Date for such New Asset.
“Delaware LLC Act”: means the Delaware Limited Liability Company Act, as amended from time to time.
“Discloser”: has the meaning set forth in Section 7.1.

“Disentanglement”: has the meaning set forth in Section 6.2(a).
“Disentanglement Period”: has the meaning set forth in Section 6.2(c).
“Disentanglement Services”: has the meaning set forth in Section 6.2(a).
“Employee Benefit Plan”: means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, established, maintained or contributed to by the Manager, or with respect to which the Manager has any liability.
“Guarantors”: has the meaning set forth in the preamble.
“Holdco Specified Non-Securitization Debt Cap”: has the meaning set forth in Section 5.4.
“Indemnitee”: has the meaning set forth in Section 2.7(a).
“Indenture”: has the meaning set forth in the recitals.
“Independent Auditors”: has the meaning set forth in Section 3.2.
“IP Services”: means performing Wingstop Franchisor’s obligations as licensor under the Wingstop IP License Agreement; exercising Wingstop Franchisor’s rights under the Wingstop IP License Agreement (and under any other agreements pursuant to which Wingstop Franchisor licenses the use of any Securitization IP); and acquiring, developing, managing, maintaining, protecting, enforcing, defending, licensing, sublicensing and undertaking such other duties and services as may be necessary in connection with the Securitization IP, on behalf of Wingstop Franchisor, in each case in accordance with and subject to the terms of this Agreement (including, without limitation, the Managing Standard, unless Wingstop Franchisor determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the Securitization IP, in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by Wingstop Franchisor), the Indenture, the other Transaction Documents and the Managed Documents, as agent for Wingstop Franchisor, including, without limitation, the following activities: (a) searching, screening and clearing After-Acquired Securitization IP to assess patentability, registrability and the risk of potential infringement; (b) filing, prosecuting, defending and maintaining applications and registrations for the Securitization IP in Wingstop Franchisor’s name, including timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, timely paying of all registration and maintenance fees, responding to third-party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences, inter partes reviews, post grant reviews, or other office or examiner requests, reviews, or requirements; (c) monitoring third-party use and registration of Securitization IP, as applicable, and taking actions the Manager deems appropriate to oppose or contest the use and any application or registration for Securitization IP, as applicable, that could reasonably be expected to infringe, dilute or otherwise violate the Securitization IP or Wingstop Franchisor’s rights therein; (d) confirming Wingstop Franchisor’s legal title in and to any or all of the Securitization IP, including obtaining written assignments of Securitization IP to Wingstop Franchisor and recording transfers of title in the appropriate intellectual property registry in the U.S. and, in the Manager’s discretion, elsewhere; (e) with respect to Wingstop Franchisor’s rights and obligations under the Wingstop IP License Agreement, the Contributed Franchise Agreements, any Transaction Documents and any other agreements pursuant to which Wingstop Franchisor licenses the use of any Securitization IP, monitoring the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering any approvals (or disapprovals) that are required under the applicable license agreement(s), and employing reasonable means to ensure that any use of any such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement; (f) protecting, policing, and, in the event that the Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Securitization IP, or any portion thereof, enforcing such Securitization IP, including, (i) preparing and responding to cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of such Securitization IP, and seeking monetary and equitable remedies as the Manager deems appropriate in connection therewith; provided that Wingstop Franchisor shall, and agrees to, join as a party to any such suits to the extent necessary to maintain standing; (g) performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Transaction Document to be performed, prepared and/or filed by Wingstop Franchisor, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of Wingstop Franchisor to perfect the Trustee’s lien only in the U.S. (for federally registered IP)) in connection with the security interests in the Securitization IP granted by Wingstop Franchisor to the Trustee under the Indenture and (ii) preparing, executing and delivering grants of security interests or any similar instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of Wingstop Franchisor to perfect the Trustee’s lien only in the U.S. (for federally registered IP)) that are intended to evidence such security interests in the Securitization IP and recording such grants or other instruments with the relevant Governmental Authority including the USPTO and USCO; (h) taking such actions as the licensee under the Wingstop IP License Agreement may request that are required by the terms, provisions and purposes of the Wingstop IP License Agreement (or by any other agreements pursuant to which Wingstop Franchisor licenses the use of any Securitization IP) to be taken by Wingstop Franchisor, and preparing (or causing to be prepared) for execution by Wingstop Franchisor all documents, certificates and other filings as Wingstop Franchisor shall be required to prepare and/or file under the terms of the Wingstop IP License Agreement (or such other agreements); (i) establishing a fair market value for the royalties or other payments payable to Wingstop Franchisor under any licenses of Securitization IP that are required under the Transaction Documents to include such payments; (j) paying or causing to be paid or discharged, from funds of the Securitization Entities, any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Securitization IP or contesting the same in good faith; (k) obtaining licenses of third‑party Intellectual Property for use and sublicense in connection with the Branded Restaurants and the other assets of the Securitization Entities; (l) sublicensing the Securitization IP to suppliers, manufacturers, advertisers and other service providers in connection with the provision of products and services for the Branded Restaurants; (m) with respect to Trade Secrets and other Confidential Information of Wingstop Franchisor, taking reasonable measures to maintain confidentiality and to prevent non-confidential disclosures thereof; and (n) managing passwords for and access to social media accounts, website hosting accounts, mobile app accounts, and other similar online accounts.
“Issuer”: has the meaning set forth in the preamble.
“Leadership Team”: means the persons holding the following positions immediately prior to the date of the occurrence of a Change of Control: Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer, Chief Development Officer, Chief Experience Officer, Chief Operating Officer, General Counsel, Head of Human Relations, or any other position that contains substantially the same responsibilities as any of the positions listed above or reports to any of the Chief Executive Officer or any other position that contains substantially the same responsibilities.
“Managed Assets”: has the meaning set forth in the recitals.
“Managed Document”: means any contract, agreement, arrangement or undertaking relating to any of the Managed Assets, including, without limitation, the Contribution Agreements, the Franchise Documents, the Contributed Vendor Rebate Contracts, the New Vendor Rebate Contracts and the Wingstop IP License Agreement.
“Manager”: means WRI, in its capacity as manager hereunder, unless a successor Person shall have become the Manager pursuant to the applicable provisions of the Indenture and this Agreement, and thereafter “Manager” shall mean such successor Person.
“Manager Advance”: means any advance of funds made by the Manager to, or on behalf of, a Securitization Entity in connection with the operation of the Managed Assets.
“Manager Termination Event”: has the meaning set forth in Section 6.1(a).
“Managing Standard”: means standards that (a) are consistent with Current Practice or, to the extent of changed circumstances, practices, technologies, strategies or implementation methods, consistent with the standards as the Manager would implement or observe if the Managed Assets were owned by the Manager at such time; (b) shall enable the Manager to comply in all material respects with all of the duties and obligations of the Securitization Entities under the Transaction Documents and the New Franchise Agreements, Contributed Franchise Agreements, New Development Agreements, Contributed Development Agreements, New Vendor Rebate Contracts and Contributed Vendor Rebate Contracts; (c) are in material compliance with all applicable Requirements of Law; and (d) with respect to the use and maintenance of Wingstop Franchisor’s rights in and to the Securitization IP, are consistent with the standards imposed by the Wingstop IP License Agreement.
“Manuals”: means WRI’s manuals for Franchised Restaurants which WRI from time to time may provide to the Franchisee.
“New Asset Addition Date”: means, with respect to any New Asset, the earliest of (i) the date on which such New Asset is acquired by the applicable Securitization Entity, (ii) the later of

(a) the date upon which the closing occurs under the applicable contract giving rise to such New Asset and (b) the date upon which all of the diligence contingencies, if any, in the contract for purchase of the applicable New Asset expire and the Securitization Entity acquiring such New Asset no longer has the right to cancel such contract and (iii) if such New Asset is a New Franchise Agreement, a New Development Agreement or a New Vendor Rebate Contract, the date on which Wingstop Franchisor begins receiving Franchisee Payment Amounts from the applicable Franchisee or payments from the applicable counterparty to a New Development Agreement or New Vendor Rebate Contract, as applicable, in respect of such New Asset.
“New Assets”: means a New Franchise Agreement, a New Development Agreement, a New Vendor Rebate Contract or any other Managed Asset contributed to, or otherwise entered into or acquired by, the Securitization Entities after the Closing Date.
“Parent”: means Wingstop Inc., a Delaware corporation.
“Pension Plan”: means any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA and to which any company in the same Controlled Group as the Manager has liability, including any liability (whether present, contingent or otherwise) by reason of having been a substantial employer within the meaning of Section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Post-Opening Services”: means the services required to be performed under the applicable Franchise Documents by the applicable Securitization Entities after the opening of a Franchised Restaurant, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, including, as may be required under the applicable Franchise Document, (a) providing such Franchisee with the standards established or approved by Wingstop Franchisor for use by Franchisees; (b)  inspecting such Franchised Restaurant; (c) providing such Franchisee with the Manager’s ongoing operating standards and materials designed for use in the Franchised Restaurants; and (d) such other Post-Opening Services as are required to be performed under applicable Franchise Documents; provided that such Post-Opening Services provided by the Manager under this Agreement shall not include any “add-on” type corporate services provided by a Non-Securitization Entity to a Franchisee, whether pursuant to the related Franchise Agreement or otherwise, the cost of which is not included in the royalties payable to Wingstop Franchisor under the related Franchise Agreement, including, without limitation, repairs and maintenance and gift card administration.
“Power of Attorney”: means the authority granted by a Securitization Entity to the Manager pursuant to a Power of Attorney in substantially the form set forth as Exhibit A-1 or Exhibit A-2 hereto.
“Pre-Opening Services”: means the services required to be performed under the applicable Franchise Documents by the applicable Securitization Entities prior to the opening of a Franchised Restaurant, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, including, as may be required under the applicable Franchise Document, (a) providing the applicable Franchisee with standards for the design, construction, equipping and operation of such Franchised Restaurant and the approval of locations meeting such standards; (b) providing such Franchisee with the Manager’s programs and materials designed for use in the Franchised Restaurants; (c) providing such Franchisee with a loaned copy of the Manuals; and (d) providing such Franchisee with such other assistance in the pre-opening, opening and initial operation of such Franchised Restaurant, as may be required to be provided under applicable Franchise Documents; provided that such Pre-Opening Services provided by the Manager under this Agreement shall not include any “add-on” type corporate services provided by a Non-Securitization Entity to a Franchisee, whether pursuant to the related Franchise Agreement or otherwise, the cost of which is not included in the development fee, initial franchise fee or royalties payable to Wingstop Franchisor under the related Franchise Documents, including, without limitation, repairs and maintenance and gift card administration.
“Recipient”: has the meaning ascribed to such term in Section 7.1(a).
“Restaurant Operators”: has the meaning set forth in Section 2.2(d)(i).
“Securitization Entities”: has the meaning set forth in the preamble.
“Services”: means the servicing and administration by the Manager of the Managed Assets, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, on behalf of the applicable Securitization Entity, including, without limitation: (a) calculating and compiling information required in connection with any report or certificate to be delivered pursuant to the Transaction Documents; (b) preparing and filing all tax returns and tax reports required to be prepared by any Securitization Entity; (c) paying or causing to be paid or discharged, in each case from funds of the Securitization Entities, any and all taxes, charges and assessments attributable to and required to be paid under applicable Requirements of Law by any Securitization Entity; (d) performing the duties and obligations of, and exercising and enforcing the rights of, the Securitization Entities under the Transaction Documents, including, without limitation, performing the duties and obligations of each applicable Securitization Entity under the Wingstop IP License Agreement and the duties and obligations of Wingstop Franchisor under the Contributed Vendor Rebate Contracts and New Vendor Rebate Contracts (if any); (e) taking those actions that are required under the Transaction Documents and Requirements of Law to maintain continuous perfection and priority (subject to Permitted Liens and the exclusions from perfection requirements under the Indenture, the Guarantee and Collateral Agreement and the Transaction Documents) of any Securitization Entity’s and the Trustee’s respective interests in the Collateral; (f) making or causing the collection of amounts owing under the terms and provisions of each Managed Document and the Transaction Documents, including, without limitation, managing (i) Wingstop Franchisor’s rights and obligations as franchisor under the Franchise Agreements and the Development Agreements (including performing Pre-Opening Services and Post-Opening Services), (ii) Wingstop Franchisor’s rights and obligations under the Contributed Vendor Rebate Contracts and New Vendor Rebate Contracts (if any) (including, in each case, directing any applicable collections to company-owned locations entitled to such collections pursuant to such Contributed Vendor Rebate Contracts or New Vendor Rebate Contracts) and (iii) the right to approve amendments, waivers, modifications and terminations of (including extensions, modifications, refunds, write-downs and write-offs of obligations owing under) Franchise Documents and other Managed Documents and to exercise all rights of the applicable Securitization Entities under such Franchise Documents and other Managed Documents; (g) performing due diligence with respect to, selecting and approving new Franchisees and providing personnel to manage the due diligence selection and approval process; (h) preparing New Franchise Agreements, New Development Agreements and New Vendor Rebate Contracts, including, among other things, adopting variations to the forms of agreements used in documenting such agreements and preparing and executing documentation of franchise transfers, terminations, renewals, site relocations and ownership changes, in all cases, subject to and in accordance with the terms of the Transaction Documents; (i) evaluating and approving assignments of Franchise Agreements, Development Agreements, and other Franchise Documents by Franchisees to third-party franchisee candidates or existing Franchisees; (j) preparing and filing franchise disclosure documents with respect to Development Agreements and Franchise Agreements to comply, in all material respects, with applicable Requirements of Law; (k) complying with franchise industry specific government regulation and applicable Requirements of Law; (l) making Manager Advances in its sole discretion; (m) administering the Management Accounts; (n) performing the duties and obligations and enforcing the rights of the Securitization Entities under the Managed Documents, including entering into new Managed Documents from time to time; (o) arranging for legal services with respect to the Managed Assets, including with respect to the enforcement of the Franchise Documents; (p) arranging for or providing accounting and financial reporting services; (q) establishing and/or providing quality control services and standards for food, equipment, suppliers and distributors in connection with the Branded Restaurants and monitoring compliance with such standards; (r) developing new products and services (or modifying any existing products and services) to be offered in connection with the Branded Restaurants and the other assets of the Securitization Entities; (s) in connection with the Branded Restaurants, developing, modifying, amending and disseminating (i) specifications for restaurant operations, (ii) operations procedures manuals and (iii) new service or menu offerings; (t) performing the IP Services; (u) administering the Ad Fund and developing and executing advertising, marketing and promotional strategies, programs and materials relating to the Wingstop Brand and Branded Restaurants; (v) developing and executing strategies relating to delivery services for Branded Restaurants (w) acting (or causing a Securitization Entity or an Affiliate to act as a (i) subfranchisor on behalf of Wingstop Franchisor or (ii) franchisor, in each case, in any jurisdiction outside the United States in which Wingstop Franchisor cannot act as a licensed franchisor, until such time as Wingstop Franchisor is registered as a licensed franchisor with the applicable regulatory authorities in such jurisdiction and (y) performing such other services as may be necessary or appropriate from time to time and consistent with the Managing Standard and the Transaction Documents in connection with the Managed Assets.
“Specified Non-Securitization Debt”: has the meaning set forth in Section 5.4.
“Specified Ratio Non-Securitization Debt”: has the meaning set forth in Section 5.4.
“Sub-manager”: has the meaning set forth in Section 2.10.

“Sub-managing Arrangement”: means an arrangement whereby the Manager engages any other Person (including any Affiliate) to perform certain of its duties under this Agreement excluding the fundamental corporate functions of the Manager; provided that (i) master franchise arrangements with Franchisees and temporary arrangements with Franchisees with respect to the management of one or more Branded Restaurants immediately following the termination of the former Franchisee thereof, and (ii) any agreement between the Manager and third-party vendors pursuant to which the Manager purchases a specific product or service or outsources routine administrative functions, including any products, services or administrative functions listed on Schedule 2.10 hereto or any other products, services or administrative functions that are substantially similar thereto, shall not constitute a Sub-managing Arrangement.
“Term”: shall have the meaning set forth in Section 8.1.
“Termination Notice”: has the meaning set forth in Section 6.1(a).
“Transition Plan”: has the meaning set forth in the Back-Up Management Agreement.
“Trustee”: has the meaning set forth in the preamble.
“Weekly Management Fee”: means, with respect to each Weekly Allocation Date, the amount determined by dividing:
(i)    an amount equal to the sum of (A) a base fee of $5,000,000, plus (B) a fee of $13,940 for every $100,000 of aggregate Retained Collections over the preceding four (4) most recently ended Quarterly Fiscal Periods; by
(ii)    52 or 53, as applicable;
provided, that the dollar amounts set forth in clause (i)(A) shall be subject to successive 2% annual increases on the first day of the first Quarterly Fiscal Period of the fiscal year of the Securitization Entities commencing with the Quarterly Fiscal Period beginning December 29, 2019; provided, further, that the incremental increased portion of such fees shall be payable only to the extent that the sum of the amounts set forth in clauses (i)(A) as so increased and (i)(B) shall not exceed 35% of the aggregate Retained Collections over the preceding four (4) Quarterly Fiscal Periods; provided, further, that for purposes of this definition, Retained Collections shall be deemed to be (i) with respect to the Quarterly Fiscal Period ending in December 2017, $17,383,987; (ii) with respect to the Quarterly Fiscal Period ending in March 2018, $18,635,701, (iii) with respect to the Quarterly Fiscal Period ending in June 2018, $18,187,223 and (iv) with respect to the Quarterly Fiscal Period ending in September 2018, $19,302,869. Retained Collections for the Quarterly Fiscal Period ending December 29, 2018 shall include the Manager’s good faith estimate (in accordance with the Managing Standard) of what Retained Collections would have been for such Quarterly Fiscal Period through the Closing Date, based on items that would otherwise have constituted Retained Collections actually received by the Manager during such Quarterly Fiscal Periods through the Closing Date. The Weekly Management Fee may be amended at the request of the Issuer subject to approval by the Control Party and satisfaction of the Rating Agency Condition.

“WRI”: has the meaning set forth in the preamble.
Section 1.2    Other Defined Terms.
(a)    Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form in Section 1.1 or elsewhere in this Agreement shall mean the singular thereof when the singular form of such term is used herein.
(b)    The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.
(c)    Unless as otherwise provided herein, the word “including” as used herein shall mean “including without limitation.”
(d)    All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with GAAP.
(e)    Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made, to the extent applicable and except as otherwise specified in this Agreement or the other Transaction Documents, in accordance with GAAP. When used herein, the term “financial statement” shall include the notes and schedules thereto. All accounting determinations and computations hereunder shall be made without duplication.
Section 1.3    Other Terms. All terms used in Article 9 of the UCC as in effect from time to time in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.
Section 1.4    Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
ARTICLE II

ADMINISTRATION AND SERVICING OF MANAGED ASSETS
Section 2.1    WRI to act as Manager.
(a)    Engagement of the Manager. The Manager is hereby authorized by each Securitization Entity, and hereby agrees, to perform the Services (or refrain from the performance of the Services) subject to and in accordance with the Managing Standard and the terms of this

Agreement, the other Transaction Documents and the Managed Documents. With respect to the IP Services, the Manager shall perform such IP Services in accordance with the Managing Standard and the Wingstop IP License Agreement, unless Wingstop Franchisor determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the Securitization IP, in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by Wingstop Franchisor. The Manager, on behalf of each of the Securitization Entities, shall have full power and authority, acting alone and subject only to the specific requirements and prohibitions of this Agreement and in accordance with the Managing Standard, the Indenture and the other applicable Transaction Documents, to do and take any and all actions, or to refrain from taking any such actions, and to do any and all things in connection with performing the Services that the Manager determines are necessary or desirable. Without limiting the generality of the foregoing, but subject to the provisions of this Agreement, including Section 2.8, the Indenture and the other Transaction Documents, the Manager, in connection with performing the Services, is hereby authorized and empowered to execute and deliver, in the Manager’s own name (in its capacity as agent for the applicable Securitization Entity) or in the name of any Securitization Entity (pursuant to the applicable Power of Attorney), on behalf of any Securitization Entity any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Managed Assets. For the avoidance of doubt, the parties hereto acknowledge and agree that the Manager is providing Services directly to each applicable Securitization Entity. Nothing in this Agreement shall preclude any of the Securitization Entities from performing the Services or any other act on their own behalf at any time and from time to time.
(b)    Actions to Create and Perfect Security Interests. Subject to the terms of the Indenture, including any applicable Series Supplement, the Manager shall take those actions that are required under the Transaction Documents and Requirements of Law to maintain continuous perfection and priority (subject to Permitted Liens and the exclusions from perfection requirements under the Indenture, the Guarantee and Collateral Agreement and the Transaction Documents) of the Trustee’s Lien in the Collateral to the extent required by the Indenture and the Guarantee and Collateral Agreement. Without limiting the foregoing, the Manager shall file or cause to be filed with the appropriate government office the financing statements on Form UCC-1, assignments of financing statements on Form UCC-3, any filings related to the Securitization IP as set forth in Section 8.25 of the Base Indenture and other filings required to be filed in connection with the Indenture and the other Transaction Documents.
(c)    Ownership of Manager-Developed IP.
(i)    The Manager acknowledges and agrees that all Securitization IP, including any Manager-Developed IP arising during the Term, shall, as between the parties, be owned by and inure exclusively to Wingstop Franchisor. Any copyrightable material included in such Manager-Developed IP shall, to the fullest extent allowed by law, be considered a “work made for hire” as that term is defined in Section 101 of the U.S. Copyright Act of 1976, as amended, and owned by Wingstop Franchisor. The Manager hereby irrevocably assigns and transfers, without further consideration, all right, title and interest in such Manager-Developed IP (and all goodwill connected with the use of and symbolized by Trademarks included therein) to Wingstop Franchisor. Notwithstanding the foregoing, the Manager-Developed IP to be transferred to Wingstop Franchisor shall include rights to use third-party Intellectual Property only to the extent (but to the fullest extent) that such rights are assignable or sublicensable to Wingstop Franchisor. All applications to register Manager-Developed IP shall be filed in the name of Wingstop Franchisor.
(ii)    The Manager agrees to cooperate in good faith with Wingstop Franchisor for the purpose of securing and preserving Wingstop Franchisor’s rights in and to the applicable Manager-Developed IP, including executing any documents and taking any actions, at Wingstop Franchisor’s reasonable request, or as deemed necessary or advisable by the Manager, to confirm, file and record in any appropriate registry Wingstop Franchisor’s sole legal title in and to such Manager-Developed IP, it being acknowledged and agreed that any expenses in connection therewith shall be paid by Wingstop Franchisor. The Manager hereby appoints Wingstop Franchisor as its attorney-in-fact authorized to execute such documents in the event that Manager fails to execute the same within twenty (20) days following Wingstop Franchisor’s written request to do so (it being understood that such appointment is a power coupled with an interest and therefore irrevocable) with full power of substitution and delegation.
(d)    Grant of Power of Attorney. In order to provide the Manager with the authority to perform and execute its duties and obligations as set forth herein, each of the Securitization Entities shall execute and deliver on the Closing Date a Power of Attorney in substantially the form set forth as Exhibit A-1 (with respect to Wingstop Franchisor) and Exhibit A-2 (with respect to the other Securitization Entities) hereto to the Manager, which Powers of Attorney shall terminate in the event that the Manager’s rights under this Agreement are terminated as provided herein.
(e)    Restaurant Operator Insurance. The Manager acknowledges that, to the extent that it or any of its Affiliates is named as a “loss payee” and/or “additional insured”, as applicable, under any insurance policies of any Restaurant Operator or lessee under a Lease, it shall use commercially reasonable efforts to cause it to be so named in its capacity as the Manager on behalf of Wingstop Franchisor in connection with each renewal of such insurance policies after the Closing Date, and the Manager shall promptly deposit or cause to be deposited to the Insurance Proceeds Account any proceeds received by it or by any Securitization Entity or any other Affiliate under such insurance policies.
(f)    Manager Insurance. The Manager agrees to maintain adequate insurance consistent with the type and amount maintained by the Manager as of the Closing Date, subject, in each case, to any adjustments or modifications made in accordance with the Managing Standard. Such insurance shall cover each of the Securitization Entities, as an additional insured, to the extent that such Securitization Entity has an insurable interest therein. All insurance policies maintained by the Manager on the Closing Date are listed on Schedule 2.1(f) hereto.

Section 2.2    Accounts.
(a)    Collection of Payments; Remittances; Collection Account. The Manager shall maintain and manage the Management Accounts (and certain other accounts from time to time) in the name of, and for the benefit of, each of the Securitization Entities. The Manager shall (on behalf of each of the Securitization Entities) (i) cause the collection of Collections in accordance with the Managing Standard and subject to and in accordance with the Transaction Documents and (ii) make all deposits to and withdrawals from the Management Accounts in accordance with this Agreement (including the Managing Standard), the Indenture and the applicable Managed Documents. The Manager shall (on behalf of each of the Securitization Entities) make all deposits to the Collection Account in accordance with terms of the Indenture.
(b)    Deposit of Misdirected Funds; No Commingling; Misdirected Payments. The Manager shall promptly deposit into an International Franchisee Payment Account, a Concentration Account, the Collection Account or such other appropriate Account within three (3) Business Days immediately following Actual Knowledge of the Manager of the receipt thereof and in the form received with any necessary endorsement or in cash, all payments in respect of the Managed Assets incorrectly deposited into another account. In the event that any funds not constituting Collections are incorrectly deposited in any Account, the Manager shall promptly withdraw such amounts after obtaining Actual Knowledge thereof and shall pay such amounts to the Person legally entitled to such funds. Except as otherwise set forth herein or in the Base Indenture, the Manager shall not commingle any monies that relate to Managed Assets with its own assets and shall keep separate, segregated and appropriately marked and identified all Managed Assets and any other property comprising any part of the Collateral, and for such time, if any, as such Managed Assets or such other property are in the possession or control of the Manager to the extent such Managed Assets or such other property is Collateral, the Manager shall hold the same in trust for the benefit of the Trustee and the Secured Parties (or, following termination of the Indenture, the applicable Securitization Entity). Additionally, the Manager, promptly after obtaining Actual Knowledge thereof, shall notify the Trustee in the Weekly Manager’s Certificate of any amounts incorrectly deposited into any Indenture Trust Account and arrange for the prompt remittance by the Trustee of such funds from the applicable Indenture Trust Account to the Manager. The Trustee shall have no obligation to verify any information provided to it by the Manager in any Weekly Manager’s Certificate and shall remit such funds to the Manager based solely on such Weekly Manager’s Certificate.
(c)    Investment of Funds in Management Accounts. The Manager shall have the right to invest and reinvest funds deposited in any Management Account in Eligible Investments maturing no later than the Business Day preceding each Weekly Allocation Date. All income or other gain from such Eligible Investments shall be credited to the related Management Account, and any loss resulting from such investments shall be charged to the related Management Account. The Investment Income available on deposit in the Management Accounts shall be withdrawn on each Weekly Allocation Date for deposit to the Collection Account for application as Collections on such Weekly Allocation Date.
(d)    Advertising Funds.

(i)    Advertising Fees payable by each Franchisee and Non-Securitization Entity that operates a Company-Owned Restaurant (collectively, the “Restaurant Operators”) shall be designated to be paid directly (or, if not received directly in the Ad Fund, transferred by the Manager from the Concentration Account) to the Ad Fund. The Manager, acting on behalf of the Securitization Entities, may in accordance with the Managing Standard and the terms of the Franchise Agreements and this Agreement, as applicable, increase or reduce the Advertising Fees required to be paid by Franchisees pursuant to the terms of the Franchise Agreements and this Agreement and in accordance with the Managing Standard.
(ii)    The Manager hereby agrees to cause each Non-Securitization Entity that operates one or more Company-Owned Restaurants to pay Advertising Fees in an amount to be determined by the Manager which is comparable to the Advertising Fees payable by Franchisees to fund existing or future national marketing and advertising activities or materials for the Wingstop Brand; provided that the Manager may, in accordance with the Managing Standard, increase or reduce the Advertising Fees required to be paid by such Non-Securitization Entity from time to time.
Section 2.3    Records.
(a)    The Manager shall, in accordance with the Current Practice, retain all material data (including computerized records) relating directly to, or maintained in connection with, the servicing of the Managed Assets at its address indicated in Section 8.5 (or at an off-site storage facility reasonably acceptable to each of the Securitization Entities, the Servicer and the Back-Up Manager) or, upon thirty (30) days’ notice to each of the Securitization Entities, the Rating Agency, the Back-Up Manager, the Trustee and the Servicer, at such other place where the servicing office of the Manager is located (provided that the servicing office of the Manager shall at all times be located in the United States), and shall give the Trustee, the Back-Up Manager and the Servicer access to all such data in accordance with the terms and conditions of the Transaction Documents; provided however, that the Trustee shall not be obligated to verify, recalculate or review any such data. The Manager acknowledges that Wingstop Franchisor shall own the Intellectual Property rights in all such data.
(b)    If the rights of WRI, as the initial Manager, shall have been terminated in accordance with Section 6.1 or if this Agreement shall have been terminated pursuant to Section 8.1, WRI, as the initial Manager, shall, upon demand of the Trustee (based upon the written direction of the Control Party), in the case of a termination pursuant to Section 6.1, or upon the demand of the Securitization Entities, in the case of a termination pursuant to Section 8.1, deliver to the Successor Manager all data in its possession or under its control (including computerized records) necessary or desirable for the servicing of the Managed Assets.
Section 2.4    Administrative Duties of Manager.
(a)    Duties with Respect to the Transaction Documents. The Manager, in accordance with the Managing Standard, shall perform the duties of the applicable Securitization Entities under the Transaction Documents except for those duties that are required to be performed by the equity holders, stockholders, directors, or managers of such Securitization Entity pursuant to applicable Requirements of Law. In furtherance of the foregoing, the Manager shall consult with the managers or the directors, as the case may be, of each Securitization Entity as the Manager deems appropriate regarding the duties of such Securitization Entity under the applicable Transaction Documents. The Manager shall monitor the performance of the Securitization Entities and, promptly upon obtaining Actual Knowledge thereof, shall advise the applicable Securitization Entity when action is necessary to comply with such Securitization Entity’s duties under the applicable Transaction Documents. The Manager shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to the applicable Transaction Documents.
(b)    Duties with Respect to the Securitization Entities. In addition to the duties of the Manager set forth in this Agreement or any of the Transaction Documents, the Manager, in accordance with the Managing Standard, shall perform such calculations and shall prepare for execution by each of the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of each of the Securitization Entities to prepare, file or deliver pursuant to applicable law, including, for the avoidance of doubt, securities laws and franchise laws. Pursuant to the directions of each of the Securitization Entities and in accordance with the Managing Standard, the Manager shall administer, perform or supervise the performance of such other activities in connection with each of the Securitization Entities as are not covered by any of the foregoing provisions and as are expressly requested by any Securitization Entity and are reasonably within the capability of the Manager.
(c)    Records. The Manager shall maintain appropriate books of account and records relating to the Services performed under this Agreement, which books of account and records shall be accessible for inspection by each of the Securitization Entities during normal business hours and upon reasonable notice and by the Trustee, the Back-Up Manager, the Servicer and the Controlling Class Representative in accordance with Section 3.1(d).
(d)    Election of Controlling Class Representative. Pursuant to Section 11.1(d) of the Base Indenture, if a CCR Election results in a tie, the Manager shall have the right to direct the Trustee to appoint one of such tied CCR Candidates selected by the Manager as the Controlling Class Representative.
Section 2.5    No Offset. The payment obligations of the Manager under this Agreement shall not be subject to, and the Manager hereby waives, in connection with the performance of such obligations, any right of offset that the Manager has or may have against the Trustee, the Servicer or any of the Securitization Entities, whether in respect of this Agreement, the other Transaction Documents or any document governing any Managed Asset or otherwise.
Section 2.6    Compensation and Expenses. As compensation for the performance of its obligations under this Agreement, the Manager shall receive the Weekly Management Fee and the Supplemental Management Fee, if any, on each Weekly Allocation Date out of amounts available therefor under the Indenture on such Weekly Allocation Date in accordance with the

Priority of Payments. The Manager is required to pay from its own funds all expenses it may incur in performing its obligations hereunder.
Section 2.7    Indemnification.
(a)    The Manager agrees to indemnify and hold each of the Securitization Entities, the Trustee, the Back-Up Manager and the Servicer (both in its capacity as Servicer and as Control Party) and their respective members, officers, directors, managers, employees and agents (each, an “Indemnitee”) harmless against all claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses, including reasonable and documented fees, out-of-pocket charges and disbursements of counsel (other than the allocated costs of in-house counsel), that any of them may incur as a result of (i) the failure of the Manager to perform or observe its obligations under this Agreement or any other Transaction Document to which it is a party in its capacity as Manager, (ii) the breach by the Manager of any representation, warranty or covenant under this Agreement or any other Transaction Document to which it is a party in its capacity as Manager or (iii) the Manager’s bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement and the other Transaction Documents; provided however, that there shall be no indemnification under this Section 2.7(a) in respect of losses on the value of any Collateral for a breach of any representation, warranty or covenant relating to any New Asset provided in Article V so long as the Manager has complied with Section 2.7(b) and Section 2.7(c) hereunder; provided, further, that the Manager shall have no obligation of indemnity to an Indemnitee to the extent any such claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses are caused by the bad faith, gross negligence, willful misconduct, or breach of this Agreement by such Indemnitee (unless caused by the Manager with respect to a Securitization Entity). In the event the Manager is required to make an indemnification payment pursuant to this Section 2.7(a) the Manager shall promptly pay such indemnification payment directly to the applicable Indemnitee (or, if due to a Securitization Entity, shall deposit such indemnification payment directly to the Collection Account).
(b)    In the event of a breach of any representation, warranty or covenant relating to any New Asset provided in Article V that is not remedied within thirty (30) days of the Manager having obtained Actual Knowledge of such breach or written notice thereof, the Manager shall promptly notify the Trustee and the Servicer and pay the Indemnification Amount to the applicable Securitization Entity; provided that if the applicable breach affects only a portion of such New Asset without a Material Adverse Effect on the cash flow generated by or in connection with such New Asset, the Manager shall only be required to pay the Indemnification Amount with respect to such affected portion of such New Asset.
(c)    In addition to the rights provided in Section 2.7(b), the Manager agrees to indemnify and hold each Indemnitee harmless if any action or proceeding (including any governmental investigation and/or the assessment of any fines or similar items) shall be brought or asserted against such Indemnitee in respect of a material breach of any representation, warranty or covenant relating to any New Asset provided in Article V to the extent provided in Section 2.7(a).

(d)    Any Indemnitee that proposes to assert the right to be indemnified under this Section 2.7 shall promptly, after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Manager, notify the Manager of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. In the event that any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Manager of the commencement thereof and the Manager shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with its counsel reasonably satisfactory to such Indemnitee (which, in the case of a Securitization Entity, shall be reasonably satisfactory to the Control Party, as well), and after notice from the Manager to such Indemnitee of its election to assume the defense thereof, the Manager shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that the Manager shall not enter into any settlement with respect to any claim or proceeding unless such settlement includes a release of such Indemnitee from all liability on claims that are the subject matter of such settlement; and provided, further, that the Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by the Manager in accordance with this Section 2.7(d), but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been specifically authorized by the Manager, (ii) the Manager is advised in writing by counsel to such Indemnitee or the Control Party that joint representation would give rise to a conflict of interest between such Indemnitee’s position and the position of the Manager in respect of the defense of the claim, (iii) the Manager shall have failed within a reasonable period of time to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such action or proceeding or (iv) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnitee and the Manager, and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Manager (in which case, the Indemnitee notifies the Manager in writing that it elects to employ separate counsel at the expense of the Manager, the reasonable fees and expenses of such Indemnitee’s counsel shall be borne by the Manager and the Manager shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee, it being understood, however, that the Manager shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for such fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee). The provisions of this Section 2.7 shall survive the termination of this Agreement or the earlier resignation or removal of any party hereto; provided however, that no Successor Manager shall be liable under this Section 2.7 with respect to any Defective New Asset or any other matter occurring prior to its succession hereunder. Notwithstanding anything in this Section 2.7 to the contrary, any delay or failure by an Indemnitee in providing the Manager with notice of any action shall not relieve the Manager of its indemnification obligations except to the extent the Manager is materially prejudiced by such delay or failure of notice.
Section 2.8    Nonpetition Covenant. Until the date that is one year and one day after the date upon which the Issuer has paid in full all Series of Notes Outstanding (and the Transaction Documents have been terminated), the Manager shall not institute against any Securitization Entity, or join with any other Person in instituting against any Securitization Entity, any bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceeding under any federal or state bankruptcy, insolvency or similar law or consent to, or make application for or institute or maintain any action for, the dissolution of any Securitization Entity under the Delaware LLC Act or any other applicable Requirements of Law.
Section 2.9    Franchisor Consent. Subject to the Managing Standard and the terms of the Indenture, the Manager shall have the authority, on behalf of the applicable Securitization Entities, to grant or withhold consents of the “franchisor” or “licensor” required under the Franchise Documents.
Section 2.10    Appointment of Sub-managers.
(a)    The Manager may enter into Sub-managing Arrangements with third parties (including Affiliates) (each, a “Sub-manager”) to provide the Services hereunder; provided that, other than with respect to a Sub-managing Arrangement with an Affiliate of the Manager, no Sub-managing Arrangement shall be effective unless and until (i) the Manager receives the consent of the Control Party, (ii) such sub-manager executes and delivers an agreement, in form and substance reasonably satisfactory to the Control Party, to perform and observe, or in the case of an assignment, an assumption by such successor entity of the due and punctual performance and observance of, the applicable covenants and conditions to be performed or observed by the Manager under this Agreement; provided that such Sub-managing Arrangement shall be terminable by the Control Party upon a Manager Termination Event and shall contain transitional servicing provisions substantially similar to those provided in Section 6.2 and intellectual property provisions substantially similar to those provided in Section 6.3, (iii) a written notice has been provided to the Trustee, the Back-Up Manager and the Control Party and (iv) such Sub-managing Arrangement, or assignment and assumption by such Sub-manager, satisfies the Rating Agency Condition. The Manager shall not enter into any Sub-managing Arrangement which delegates the performance of any fundamental business operations such as responsibility for the franchise development, operations and marketing strategies for the Wingstop Brand and Branded Restaurants to any Person that is not an Affiliate without receiving the prior written consent of the Control Party. The Manager may delegate to any Sub-manager administration of any Management Account; provided that, prior to accepting instructions from any such Sub-manager regarding any such Managed Account, the Trustee may require that such Sub-manager provide all applicable know-your-customer documentation required by the Trustee. Notwithstanding anything to the contrary herein or in any Sub-managing Arrangement, the Manager shall remain primarily and directly liable for its obligations hereunder and in connection with any Sub-managing Arrangement.
(b)    The Manager hereby appoints Wingstop GCM, LLC, a Florida limited liability company, as Sub-manager for purposes of administering the gift card program of the Wingstop Brand.
Section 2.11    Insurance/Condemnation Proceeds. Upon receipt of any Insurance/Condemnation Proceeds, the Manager (on behalf of the Securitization Entities), in accordance with Section 5.10(d) of the Base Indenture, shall deposit or cause the deposit of such Insurance/Condemnation Proceeds to the Insurance Proceeds Account. At the election of the Manager (on behalf of the applicable Securitization Entity) (as notified by the Manager to the Trustee, the Servicer, and the Back-Up Manager promptly after receipt of the Insurance/Condemnation Proceeds) and so long as no Rapid Amortization Event shall have occurred and be continuing, the Manager (on behalf of the Securitization Entities) may reinvest such Insurance/Condemnation Proceeds to repair or replace the assets in respect of which such proceeds were received within the applicable Casualty Reinvestment Period; provided that (i) in the event the Manager has repaired or replaced the assets with respect to which such Insurance/Condemnation Proceeds have been received prior to the receipt of such Insurance/Condemnation Proceeds, such Insurance/Condemnation Proceeds shall be used to reimburse the Manager for any expenditures in connection with such repair or replacement and (ii) any Insurance/Condemnation Proceeds received in connection with the exercise of any non-temporary condemnation, eminent domain or similar powers exercised pursuant to Requirements of Law may be reinvested in Eligible Assets.
Section 2.12    Permitted Asset Dispositions. The Manager (acting on behalf of each of the Securitization Entities), in accordance with Section 8.16 of the Base Indenture and the Managing Standard, may dispose of property of any of the Securitization Entities from time to time pursuant to a Permitted Asset Disposition. Upon receipt of any Asset Disposition Proceeds from any Permitted Asset Disposition, the Manager (on behalf of the applicable Securitization Entities), in accordance with Section 5.10(c) of the Base Indenture, shall deposit or cause the deposit of such Asset Disposition Proceeds to the Asset Disposition Proceeds Account. At the election of the Manager (on behalf of the applicable Securitization Entity) and so long as no Rapid Amortization Event shall have occurred and be continuing, the Manager (on behalf of the Securitization Entities) may reinvest such Asset Disposition Proceeds in Eligible Assets within the applicable Asset Disposition Reinvestment Period.
Section 2.13    Letter of Credit Reimbursement Agreement. In the event that any Non-Securitization Entity has deposited cash collateral as security for its obligations under the Letter of Credit Reimbursement Agreement into a bank account maintained in the name of the Issuer, (i) if such Non-Securitization Entity fails to make any payment to the Issuer when due under the Letter of Credit Reimbursement Agreement, the Manager shall withdraw the amount of such delinquent payment from such bank account within one Business Day of the due date of such payment under the Letter of Credit Reimbursement Agreement and deposit such amount into the Collection Account, and (ii) if the amount on deposit in such account exceeds an amount equal to 105% of the sum of (x) the aggregate exposure under all outstanding letters of credit under the Letter of Credit Reimbursement Agreement plus (y) the aggregate amount then due to the Issuer under Section 4 or Section 5 of the Letter of Credit Reimbursement Agreement, the Manager shall withdraw the amount of such excess from such account and pay such excess to the applicable Non-Securitization Entity.
Section 2.14    Manager Advances. The Manager may, but is not obligated to, make Manager Advances to, or on behalf of, any Securitization Entity in connection with the operation of the Managed Assets. Manager Advances will accrue interest at the Advance Interest Rate and shall be reimbursable on each Weekly Allocation Date in accordance with the Priority of Payments.

ARTICLE III
STATEMENTS AND REPORTS
Section 3.1    Reporting by the Manager.
(a)    Reports Required Pursuant to the Indenture. The Manager, on behalf of each of the Securitization Entities, shall furnish, or cause to be furnished, to the Trustee, all reports and notices required to be delivered to the Trustee by any Securitization Entity pursuant to the Indenture (including pursuant to Article IV of the Base Indenture) or any other Transaction Document.
(b)    Delivery of Financial Statements. The Manager shall provide the financial statements of Parent, Manager and each of the Securitization Entities as required under Section 4.1(f) and (g) of the Base Indenture.
(c)    Franchisee Termination Notices. The Manager shall send to the Trustee, the Servicer and the Back-Up Manager, as soon as reasonably practicable but in no event later than fifteen (15) Business Days following the date of the notice, a copy of any notices of termination of one or more Franchise Agreements sent by the Manager on behalf of Wingstop Franchisor to any Franchisee unless (i) the related Franchised Restaurant(s) generated less than $500,000 in Franchisee Royalty Payments during the immediately preceding fiscal year or (ii) the related Franchised Restaurant continues to operate pursuant to an agreement between Wingstop Franchisor or the Manager on its behalf and such Franchisee.
(d)    Additional Information; Access to Books and Records. The Manager shall furnish from time to time such additional information regarding the Collateral or compliance with the covenants and other agreements of WRI and any Securitization Entity under the Transaction Documents as the Trustee, the Back-Up Manager or the Servicer may reasonably request, subject at all times to compliance with the Exchange Act, the Securities Act and any other applicable law. The Manager shall, and shall cause each Securitization Entity to, permit, at reasonable times upon reasonable notice, the Servicer, the Controlling Class Representative and the Trustee or any Person appointed by any of them as its agent to visit and inspect any of its properties, examine its books and records and discuss its affairs with its officers, directors, managers, employees and independent certified public accountants, and up to one such visit and inspections by each of the Servicer, the Controlling Class Representative and the Trustee, or any Person appointed by them shall be reimbursable as a Securitization Operating Expense per calendar year, with any additional visit or inspection by any such Person being at such Person’s sole cost and expense; provided however, that during the continuance of a Warm Back-Up Management Trigger Event, a Rapid Amortization Event, a Default, or an Event of Default, or to the extent expressly required without the instruction of any other party under the terms of any Transaction Documents, any such Person may visit and conduct such activities at any time and all such visits and activities will constitute a Securitization Operating Expense. Notwithstanding the foregoing, the Manager shall not be required to disclose or make available communications protected by the attorney-client privilege.
(e)    Leadership Team Changes. The Manager shall promptly notify the Trustee, the Back-Up Manager and the Servicer of any termination or resignation of any persons included in the Leadership Team that occurs within 12 months following a Change of Control.

(f)    Instructions as to Withdrawals and Payments. The Manager, on behalf of the Issuer, will furnish, or cause to be furnished, to the Trustee or the Paying Agent, as applicable, written instructions to make withdrawals and payments from the Collection Account and any other Base Indenture Accounts or any Series Account, as contemplated herein, in the Base Indenture and in any Series Supplement. The Trustee and the Paying Agent shall follow any such written instructions in accordance with the terms and conditions of the Base Indenture and any applicable Series Supplement.
Section 3.2    Appointment of Independent Auditor. On or before the Closing Date, the Securitization Entities shall appoint a firm of Independent publicly registered accountants of recognized national reputation that is reasonably acceptable to the Control Party to serve as the independent auditors (“Independent Auditors”) for purposes of preparing and delivering the reports required under Section 3.3. It is hereby acknowledged that the accounting firms of Deloitte & Touche LLP and Ernst & Young LLP are acceptable for purposes of serving as Independent Auditors. The Securitization Entities may not remove the Independent Auditors without first giving thirty (30) days’ prior written notice to the Independent Auditors, with a copy of such notice also given concurrently to the Trustee, the Rating Agency, the Control Party, the Manager (if applicable) and the Servicer. Upon any resignation by such firm or removal of such firm, the Securitization Entities shall promptly appoint a successor thereto that shall also be a firm of independent registered public accountants of recognized national reputation to serve as the Independent Auditors hereunder. If the Securitization Entities shall fail to appoint a successor firm of Independent Auditors within thirty (30) days after the effective date of any such resignation or removal, the Control Party shall promptly appoint a successor firm of independent registered public accountants of recognized national reputation that is reasonably satisfactory to the Manager to serve as the Independent Auditors hereunder. The fees of any Independent Auditors shall be payable by the Securitization Entities.
Section 3.3    Annual Accountants’ Reports. The Manager shall furnish, or cause to be furnished to the Trustee, the Servicer and the Rating Agency, within 150 days after the end of each fiscal year of the Manager, commencing with the fiscal year ending on or about December 31, 2019, (i) a report of the Independent Auditors (who may also render other services to the Manager) or the Back-Up Manager summarizing the findings of a set of agreed-upon procedures performed by the Independent Auditors or the Back-Up Manager with respect to compliance with the Quarterly Noteholders’ Reports for such fiscal year (or other period) with the standards set forth herein, and (ii) a report of the Independent Auditors or the Back-Up Manager to the effect that such firm has examined the assertion of the Manager’s management as to its compliance with its management requirements for such fiscal year (or other period), and that (x) in the case of the Independent Auditors, such examination was made in accordance with standards established by the American Institute of Certified Public Accountants and (y) except as described in the report, management’s assertion is fairly stated in all material respects. In the case of the Independent Auditors, the report will also indicate that the firm is independent of the Manager within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants (each, an “Annual Accountants’ Report”). In the event such Independent Auditors require the Trustee to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 3.3, the Manager shall direct the Trustee in writing to so agree as to the procedures described therein; it being understood and agreed that the Trustee shall deliver such letter of agreement (which shall be in a form satisfactory to the Trustee) in conclusive reliance upon the direction of the Manager, and the Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.
Section 3.4    Available Information. The Manager, on behalf of each of the Securitization Entities, shall make available the information requested by prospective purchasers necessary to satisfy the requirements of Rule 144A under the Securities Act, as amended, and the Investment Company Act, as amended. The Manager shall deliver such information, and shall promptly deliver copies of all Quarterly Noteholders’ Reports and Annual Accountants’ Reports, to the Trustee as contemplated under Section 4.1 of the Base Indenture, to enable the Trustee to redeliver such information to purchasers or prospective purchasers of the Notes as contemplated by Section 4.4 of the Base Indenture.
ARTICLE IV
THE MANAGER
Section 4.1    Representations and Warranties Concerning the Manager. The Manager represents and warrants to each Securitization Entity, the Trustee and the Servicer, as of the Closing Date (except if otherwise expressly noted), as follows:
(a)    Organization and Good Standing. The Manager (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Texas, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Transaction Documents make such qualification necessary and (iii) has the power and authority (x) to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and (y) to perform its obligations under this Agreement, except in each case referred to in clause (ii) or (iii) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager.
(b)    Power and Authority; No Conflicts. The execution and delivery by the Manager of this Agreement and its performance of, and compliance with, the terms hereof are within the power of the Manager and have been duly authorized by all necessary corporate action on the part of the Manager. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein, nor compliance with the provisions hereof, shall conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any order of any Governmental Authority or any of the provisions of any Requirement of Law binding on the Manager or its properties, or the charter or bylaws or other organizational documents of the Manager, or any of the provisions of any material indenture, mortgage, lease, contract or other instrument to which the Manager is a party or by which it or its property is bound or result in the creation or imposition of any Lien upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument, except, in each case, (i) pursuant to the Indenture and the other Transaction Documents or (ii) to the extent such default, creation or imposition would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, taken as a whole, or any of the Securitization Entities.
(c)    Consents. Except (i) for registrations as a franchise broker or franchise sales agent as may be required under state franchise statutes and regulations, (ii) to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Manager as a “subfranchisor”, (iii) for any consents, licenses, approvals, authorizations, registrations, notifications, waivers or declarations that have been obtained or made and are in full force and effect and (iv) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, taken as a whole, or any of the Securitization Entities, the Manager is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or file any registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Manager of this Agreement, or the validity or enforceability of this Agreement against the Manager.
(d)    Due Execution and Delivery. This Agreement has been duly executed and delivered by the Manager and constitutes a legal, valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).
(e)    No Litigation. There are no actions, suits, investigations or proceedings pending or, to the Actual Knowledge of the Manager, threatened against or affecting the Manager, before or by any Governmental Authority having jurisdiction over the Manager or any of its properties or with respect to any of the transactions contemplated by this Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement or (ii) which would reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, taken as a whole, or any of the Securitization Entities.
(f)    Compliance with Requirements of Law. The Manager is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, taken as a whole, or any of the Securitization Entities.
(g)    No Default. The Manager is not in default under any agreement, contract, instrument or indenture to which the Manager is a party or by which it or its properties is or are bound, or with respect to any order of any Governmental Authority, except to the extent such default would not reasonably be expected to result in a Material Adverse Effect on the Manager or the Collateral, taken as a whole; and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority.
(h)    Taxes. The Manager has filed or caused to be filed and shall file or cause to be filed all federal tax returns and all material state and other tax returns that are required to be filed except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Manager has paid or caused to be paid, and shall pay or cause to be paid, all taxes owed by the Manager pursuant to said returns or pursuant to any assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP, to the extent required, have been provided on the books of the Manager).
(i)    Accuracy of Information. No written report, financial statements, certificate or other information furnished (other than projections, budgets, other estimates and general market, industry and economic data) to the Servicer by or on behalf of the Manager in connection with the transactions contemplated hereby or pursuant to any provision of this Agreement or any other Transaction Document (when taken together with all other information furnished by or on behalf of the Manager to the Servicer), contains any material misstatement of fact as of the date furnished or omits to state any material fact necessary to make the statements therein not materially misleading in each case when taken as a whole and in the light of the circumstances under which they were made; and with respect to its projected financial information, the Manager represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.
(j)    [Reserved].
(k)    No Material Adverse Change. Since September 29, 2018, except as otherwise set forth in the Offering Memorandum, there has been no development or event that has had or would reasonably be expected to result in a Material Adverse Effect on the Manager or the Collateral, taken as a whole.
(l)    ERISA. Neither the Manager nor any member of a Controlled Group that includes the Manager has established, maintains, contributes to, or has any liability in respect of (or has in the past three years established, maintained, contributed to, or had any liability in respect of) any Pension Plan except as listed on Schedule 8.14 to the Indenture. Neither the Manager nor any of its Affiliates has any contingent liability with respect to any post-retirement welfare benefits under a Welfare Plan, other than liability for continuation (i) described in Part 6 of Subtitle B of Title I of ERISA or other applicable continuation of coverage laws, (ii) provided in connection with the payment of severance benefits or (iii) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan presently complies and has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations, including ERISA and the Code, except for such instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan, other than transactions effected pursuant to a statutory or administrative exemption or such transactions as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(m)    No Manager Termination Event. No Manager Termination Event has occurred or is continuing, and, to the Actual Knowledge of the Manager, there is no event which, with notice or lapse of time, or both, would constitute a Manager Termination Event.
(n)    Location of Records. The offices at which the Manager keeps its records concerning the Managed Assets are located at the addresses indicated in Section 8.5.
(o)    DISCLAIMER. EXCEPT FOR THE MANAGER’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN ANY OTHER TRANSACTION DOCUMENT, THE MANAGER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER HEREOF TO ANY OTHER PARTY, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
Section 4.2    Existence; Status as Manager. The Manager shall (a) keep in full effect its existence under the laws of the state of its incorporation, (b) maintain all rights and privileges necessary or desirable in the normal conduct of its business and the performance of its obligations hereunder except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect and (c) obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.
Section 4.3    Performance of Obligations.
(a)    Performance. The Manager shall perform and observe all of its obligations and agreements contained in this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof and in accordance with the Managing Standard, as applicable.
(b)    Special Provisions as to Securitization IP.
(i)    The Manager acknowledges and agrees that Wingstop Franchisor has the right and duty to control the quality of the goods and services offered under Wingstop Franchisor’s Trademarks included in the Securitization IP and the manner in which such Trademarks are used in order to maintain the validity and enforceability of and its ownership of the Trademarks included in the Securitization IP. The Manager shall not take any action contrary to the express written instruction of Wingstop Franchisor with respect to: (A) the promulgation of standards with respect to the operation of the Branded Restaurants, including quality of food, cleanliness, appearance, and level of service (or the making of material changes to the existing standards), (B) the promulgation of standards with respect to new businesses, products and services which Wingstop Franchisor approves for inclusion in the license granted under the Wingstop IP License Agreement (or other license agreement or sublicense agreement for which the Manager is performing IP Services), (C) the nature and implementation of means of monitoring and controlling adherence to the standards, (D) the terms of any Franchise Agreements or other sublicense agreements relating to the quality standards which Franchisees and other licensees and sublicensees must follow with respect to businesses, products, and services offered under the Trademarks included in the Securitization IP and the usage of such Trademarks, (E) the commencement and prosecution of enforcement actions with respect to the Trademarks included in the Securitization IP and the terms of any settlements thereof, (F) the adoption of any variations on the Wingstop Brand which are not in use on the date hereof, or other new Trademarks to be included in the Securitization IP, (G) the abandonment of any Securitization IP and (H) any uses of the Securitization IP that are not consistent with the Managing Standard. Wingstop Franchisor shall have the right to monitor the Manager’s compliance with the foregoing and its performance of the IP Services and, in furtherance thereof, Manager shall provide Wingstop Franchisor, at its written request from time to time, with copies of Franchise Documents and other sublicenses, samples of products and materials bearing the Trademarks included in the Securitization IP used by Franchisees and other licensees and sublicensees. Nothing in this Agreement shall limit Wingstop Franchisor’s rights or WRI’s obligations under the Wingstop IP License Agreement or any other agreement with respect to which the Manager is performing IP Services.
(ii)    Wingstop Franchisor hereby grants to the Manager a non-exclusive, royalty-free sublicensable license to use the Securitization IP in connection with the performance of the Services under this Agreement. In connection with the Manager’s or any Sub-manager’s use of any Trademark included in the Securitization IP pursuant to the foregoing license, the Manager agrees to adhere to the quality control provisions and sublicensing provisions, with respect to sublicenses issued hereunder, which are contained in the Wingstop IP License Agreement, as applicable to the product or service to which such Trademark pertains, as if such provisions were incorporated by reference herein.
(c)    License from Manager and Sub-managers to Wingstop Franchisor. The Manager and each Sub-manager hereby grant Wingstop Franchisor and any Successor Manager a perpetual, non-exclusive, royalty-free, sublicensable, worldwide right and license to use any proprietary software controlled by the Manager or such Sub-manager, as applicable, for use in connection with operation of the Branded Restaurants.
(d)    Right to Receive Instructions. Without limiting the Manager’s obligations under Section 4.3(b) above, in the event that the Manager is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement, the other Transaction Documents or any Managed Documents, or any such provision is, in the good faith judgment of the Manager, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement, any other Transaction Document or any Managed Document permits any determination by the Manager or is silent or is incomplete as to the course of action which the Manager is required to take with respect to a particular set of facts, the Manager may make a Consent Request to the Control Party for written instructions in accordance with the Indenture and the other Transaction Documents and, to the extent that the Manager shall have acted or refrained from acting in good faith in accordance with instructions, if any, received from the Control Party with respect to such Consent Request, the Manager shall not be liable on account of such action or inaction to any Person; provided that the Control Party shall be under no obligation to provide any such instruction if it is unable to decide between alternative courses of action. Subject to the Managing Standard, if the Manager shall not have received appropriate instructions from the Control Party within ten days of such notice (or within such shorter period of time as may be specified in such notice), the Manager may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Transaction Documents, as the Manager shall deem to be in the best interests of the Noteholders and each of the Securitization Entities. The Manager shall have no liability to any Secured Party or the Controlling Class Representative for such action or inaction taken in reliance on the preceding sentence except for the Manager’s own bad faith, gross negligence or willful misconduct.
(e)    Limitation on Manager’s Duties and Responsibilities.
(i)    The Manager shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, reinvest, dispose of, create, perfect or maintain title to, or any security interest in, or otherwise deal with the Collateral, to prepare or file any report or other document or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Manager is a party, except as expressly provided by the terms of this Agreement or the other Transaction Documents and consistent with the Managing Standard, and no such implied duties or obligations shall be read into this Agreement against the Manager. The Manager nevertheless agrees that it shall, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens (other than Permitted Liens) on any part of the Managed Assets which result from valid claims against the Manager personally whether or not related to the ownership or administration of the Managed Assets or the transactions contemplated by the Transaction Documents.
(ii)    Except as otherwise set forth herein and in the other Transaction Documents, the Manager shall have no responsibility under this Agreement other than to render the Services in good faith and consistent with the Managing Standard.
(iii)    The Manager shall not manage, control, use, sell, reinvest, dispose of or otherwise deal with any part of the Collateral except in accordance with the powers granted to, and the authority conferred upon, the Manager pursuant to this Agreement or the other Transaction Documents.
(f)    Limitations on the Manager’s Liabilities, Duties and Responsibilities. Subject to Section 2.7 and except for any loss, liability, expense, damage, action, suit or injury arising out of, or resulting from, (i) any breach or default by the Manager in the observance or performance of any of its agreements contained in this Agreement or any other Transaction Document to which it is a party in its capacity as Manager, (ii) the breach by the Manager of any representation, warranty or covenant made by it herein or any other Transaction Document to which it is a party in its capacity as Manager or (iii) acts or omissions constituting the Manager’s own bad faith, gross negligence or willful misconduct in the performance of its duties hereunder or under the other Transaction Documents to which it is a party in its capacity as Manager, neither the Manager nor any of its Affiliates, managers, officers, members or employees shall be liable to any

Securitization Entity, the Noteholders or any other Person under any circumstances, including, without limitation:
(1)    for any action taken or omitted to be taken by the Manager in good faith in accordance with the instructions of the Trustee or the Control Party;
(2)    for any representation, warranty, covenant, agreement or Indebtedness of any Securitization Entity under the Notes, any other Transaction Documents or the Managed Documents, or for any other liability or obligation of any Securitization Entity;
(3)    for the validity or sufficiency of this Agreement or the due execution hereof by any party hereto other than the Manager, or the form, character, genuineness, sufficiency, value or validity of any part of the Collateral (including the creditworthiness of any Franchisee, lessee or other obligor thereunder), or for, or in respect of, the validity or sufficiency of the Transaction Documents;
(4)    for any action or inaction of the Trustee, the Back-Up Manager or the Servicer or for the performance of, or the supervision of the performance of, any obligation under this Agreement or any other Transaction Document that is required to be performed by the Trustee, the Back-Up Manager or the Servicer; and
(5)    for any error of judgment made in good faith that does not violate the Managing Standard.
(g)    No Financial Liability. No provision of this Agreement (other than Sections 2.6, 2.7, 4.3(e)(i) and 4.3(f)) shall require the Manager to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Manager shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not compensated by the payment of the Weekly Management Fees and is otherwise not reasonably assured or provided to the Manager. The Manager shall not be liable under the Notes and shall not be responsible for any amounts required to be paid by the Issuer under or pursuant to the Indenture.
(h)    Reliance. The Manager may, reasonably and in good faith, conclusively rely on, and shall be protected in acting or refraining from acting when doing so, in each case in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and believed by it to be signed by the proper party or parties other than its Affiliates. The Manager may reasonably accept a certified copy of a resolution of the board of directors or other governing body of any corporate or other entity other than its Affiliates as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Manager may in good faith for all purposes hereof reasonably rely on a certificate, signed by any Authorized Officer of the relevant party, as to such fact or matter, and such certificate reasonably relied upon in good faith shall constitute full protection to the Manager for any action taken or omitted to be taken by it in good faith in reliance thereon.

(i)    Consultations with Third Parties; Advice of Counsel. In the exercise and performance of its duties and obligations hereunder or under any of the Transaction Documents, the Manager (A) may act directly or through agents or attorneys pursuant to agreements entered into with any of them; provided that the Manager shall remain primarily liable hereunder for the acts or omissions of such agents or attorneys and (B) may, at the expense of the Manager, consult with external counsel or accountants selected and monitored by the Manager in good faith and in the absence of gross negligence, and the Manager shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such external counsel or accountants with respect to legal or accounting matters.
(j)    Independent Contractor. In performing its obligations as manager hereunder the Manager acts solely as an independent contractor of each of the Securitization Entities, except to the extent the Manager is deemed to be an agent of any of the Securitization Entities by virtue of engaging in franchise sales activities, as a broker, or receiving payments on behalf of each of the Securitization Entities, as applicable. Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment, or any other relationship between any of the Securitization Entities and the Manager other than the independent contractor contractual relationship established hereby. Nothing herein shall be deemed to vest in the Manager title to, or ownership or property interest in, any of the Securitization IP. Except as otherwise provided herein or in the other Transaction Documents, the Manager shall not be, nor shall be deemed to be, liable for any acts or obligations of the Securitization Entities, the Trustee, the Back-Up Manager or the Servicer.
Section 4.4    Merger and Resignation.
(a)    Preservation of Existence. The Manager shall not merge into any other Person or convey, transfer or lease substantially all of its assets; provided however, that nothing contained in this Agreement shall be deemed to prevent (i) the merger into the Manager of another Person, (ii) the consolidation of the Manager and another Person, (iii) the merger of the Manager into another Person or (iv) the sale of substantially all of the property or assets of the Manager to another Person, so long as (A) the surviving Person of the merger or consolidation or the purchaser of the assets of the Manager shall continue to be engaged in the same line of business as the Manager and shall have the capacity to perform its obligations hereunder with at least the same degree of care, skill and diligence as measured by customary practices with which the Manager is required to perform such obligations hereunder, (B) in the case of a merger, consolidation or sale, the surviving Person of the merger or the purchaser of the assets of the Manager shall expressly assume the obligations of the Manager under this Agreement and expressly agree to be bound by all other provisions applicable to the Manager under this Agreement in a supplement to this Agreement in form and substance reasonably satisfactory to the Trustee and the Control Party and (C) with respect to such event, in and of itself, the Rating Agency Condition has been satisfied.
(b)    Resignation. The Manager shall not resign from the rights, powers, obligations and duties hereby imposed on it except upon determination that (A) the performance of its duties hereunder is no longer permissible under applicable Requirements of Law and (B) there is no reasonable action that the Manager could take to make the performance of its duties hereunder permissible under applicable Requirements of Law. Any such determination permitting the resignation of the Manager pursuant to clause (A) above shall be evidenced by an Opinion of Counsel to such effect delivered to the Trustee, the Back-Up Manager and the Control Party. No such resignation shall become effective until a Successor Manager shall have been appointed by the Control Party (acting at the direction of the Controlling Class Representative) and shall have assumed the responsibilities and obligations of the Manager in accordance with Section 6.1(a). The Trustee, the Securitization Entities, the Back-Up Manager, the Control Party, the Servicer and the Rating Agency shall be notified of such resignation in writing by the Manager. From and after such effectiveness, the Successor Manager shall be, to the extent of the assignment, the “Manager” hereunder. Except as provided above in this Section 4.4 and Section 8.10 the Manager may not assign this Agreement or any of its rights, powers, duties or obligations hereunder.
(c)    Term of Manager’s Obligations. Except as provided in Section 4.4(a), Section 4.4(b) and Section 8.10 the duties and obligations of the Manager under this Agreement shall commence on the date hereof and continue until this Agreement shall have been terminated as provided in Section 6.1 or Section 8.1, and shall survive the exercise by any Securitization Entity, the Trustee or the Control Party of any right or remedy under this Agreement (other than the right of termination pursuant to Section 6.1), or the enforcement by any Securitization Entity, the Trustee, the Servicer, the Back-Up Manager, the Control Party, the Controlling Class Representative or any Noteholder of any provision of the Indenture, the Notes, this Agreement or the other Transaction Documents.
Section 4.5    Notice of Certain Events. The Manager shall give written notice to the Trustee, the Back-Up Manager, the Servicer and the Rating Agency promptly upon the occurrence of any of the following events (but in any event no later than five (5) Business Days after the Manager has Actual Knowledge of the occurrence of such an event): (a) the Manager, any of the Securitization Entities or any Affiliate thereof shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any “accumulated funding deficiency” or failure to meet “minimum funding standard” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of any of the Securitization Entities or any Affiliate thereof, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Control Party, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (e) the Manager, any of the Securitization Entities or any Affiliate thereof incur, or in the reasonable opinion of the Control Party are likely to incur, any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan; (f) any other event or condition shall occur or exist with respect to a Plan (but in each case in clauses (a) through (f) above, only if such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect); (g) a Manager Termination Event, an Event of Default, a Hot Back-Up Management Trigger Event, a Warm Back-Up Management Trigger Event or a Rapid Amortization Event or any event which would, with the passage of time or giving of notice or both, would become one or more of the same; or (h) any action, suit, investigation or proceeding pending or, to the Actual Knowledge of the Manager, threatened against or affecting the Manager, before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Manager or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Transaction Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Transaction Documents or that would reasonably be expected to result in a Material Adverse Effect.
Section 4.6    Capitalization. The Manager shall have sufficient capital to perform all of its obligations under this Agreement at all times from the Closing Date and until the Indenture has been terminated in accordance with the terms thereof.
Section 4.7    Maintenance of Separateness. The Manager covenants that, except as otherwise contemplated by the Transaction Documents:
(a)    the books and records of each of the Securitization Entities shall be maintained separately from those of the Manager and each of its Affiliates that is not a Securitization Entity;
(b)    the Manager shall observe (and shall cause each of its Affiliates that is not a Securitization Entity to observe) corporate and limited liability company formalities in its dealings with any Securitization Entity;
(c)    all financial statements of Parent or the Manager that are consolidated to include any Securitization Entity and that are distributed to any party shall contain detailed notes clearly stating that (i) all of such Securitization Entity’s assets are owned by such Securitization Entity and (ii) such Securitization Entity is a separate entity and has separate creditors;
(d)    except as contemplated under Section 2.2(d) of this Agreement or as expressly permitted under the Transaction Documents, the Manager shall not (and shall not permit any of its Affiliates that is not a Securitization Entity to) commingle its funds with any funds of any Securitization Entity; provided that the foregoing shall not prohibit the Manager or any successor to or assignee of the Manager from holding funds of any of the Securitization Entities in its capacity as Manager for such entity in a segregated account identified for such purpose;
(e)    the Manager shall (and shall cause each of its Affiliates that is not a Securitization Entity to) maintain arm’s length relationships with each Securitization Entity, and each of the Manager and each of its Affiliates that is not a Securitization Entity shall be compensated at market rates for any services it renders or otherwise furnishes to any Securitization Entity, it being understood that the Weekly Management Fee, the Supplemental Management Fee and this Agreement are representative of such arm’s length relationship;
(f)    the Manager shall not be, and shall not hold itself out to be, liable for the debts of any Securitization Entity or the decisions or actions in respect of the daily business and affairs of any of the Securitization Entities and the Manager shall not permit any of the Securitization

Entities to hold the Manager out to be liable for the debts of such Securitization Entity or the decisions or actions in respect of the daily business and affairs of such Securitization Entity; and
(g)    upon an officer or other responsible party of the Manager obtaining Actual Knowledge that any of the foregoing provisions in this Section 4.7 has been breached or violated in any material respect, the Manager shall promptly notify the Trustee, the Back-Up Manager, the Control Party and the Rating Agency of same and shall take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances.
Section 4.8    No Competitive Business. The Manager shall not engage in any Competitive Business.
ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 5.1    Representations and Warranties Made in Respect of New Assets.
(a)    New Franchise Agreements. As of the applicable New Asset Addition Date with respect to a New Franchise Agreement acquired or entered into on such New Asset Addition Date, the Manager represents and warrants to the Securitization Entities, the Trustee and the Servicer that: (i) such New Franchise Agreement does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections constituting Franchisee Royalty Payments, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections constituting Franchisee Royalty Payments, taken as a whole, or (C) a material adverse change in the types of underlying assets generating Collections constituting Franchisee Royalty Payments, taken as a whole, in each case when compared to the amount, nature or quality of, or types of assets generating, Collections that would have been reasonably expected to result had such New Franchise Agreement been entered into in accordance with the then-current Franchise Documents; (ii) such New Franchise Agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (iii) such New Franchise Agreement complies in all material respects with all applicable Requirements of Law; (iv) the Franchisee related to such New Franchise Agreement is not, to the Actual Knowledge of the Manager, the subject of a bankruptcy proceeding; (v) royalty fees payable pursuant to such New Franchise Agreement are payable by the related Franchisee at least monthly; (vi) except as required by applicable Requirements of Law, such New Franchise Agreement contains no contractual rights of set-off; and (vii) except as required by applicable Requirements of Law, such New Franchise Agreement is freely assignable by the applicable Securitization Entities.
(b)    New Development Agreements. As of the applicable New Asset Addition Date with respect to a New Development Agreement acquired or entered into on such New Asset Addition Date, the Manager represents and warrants to the Securitization Entities, the Trustee and the Servicer that: (i) such New Development Agreement does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections or Retained Collections, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections, taken as a whole, or (C) a material adverse change in the types of underlying assets generating Collections, taken as a whole, in each case when compared to the amount, nature or quality of, or types of assets generating Collections that would have been reasonably expected to result had such New Development Agreement been entered into in accordance with the then-current Franchise Documents; (ii) such New Development Agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (iii) such New Development Agreement complies in all material respects with all applicable Requirements of Law; (iv) the counterparty related to such New Development Agreement is not, to the Actual Knowledge of the Manager, the subject of a bankruptcy proceeding; (v) except as required by applicable Requirements of Law, such New Development Agreement contains no contractual rights of set-off; and (vi) except as required by applicable Requirements of Law, such New Development Agreement is freely assignable by the applicable Securitization Entities.
(c)    New Vendor Rebate Contracts. As of the applicable New Asset Addition Date with respect to a New Vendor Rebate Contract acquired or entered into on such New Asset Addition Date, the Manager represents and warrants to the Securitization Entities, the Trustee and the Servicer that: (i) such New Vendor Rebate Contract does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections or Retained Collections, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections, taken as a whole, or (C) a material adverse change in the types of underlying assets generating Collections, taken as a whole, in each case when compared to the amount, nature or quality of, or types of assets generating Collections that would have been reasonably expected to result had such New Vendor Rebate Contract been entered into; (ii) such New Vendor Rebate Contract is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (iii) such New Vendor Rebate Contract complies in all material respects with all applicable Requirements of Law; (iv) the counterparty related to such New Vendor Rebate Contract is not, to the Actual Knowledge of the Manager, the subject of a bankruptcy proceeding; (v) except as required by applicable Requirements of Law, such New Vendor Rebate Contract contains no contractual rights of set-off; provided, that (a) this clause (v) shall not apply to any replacement of a Contributed Vendor Rebate Contract with the same counterparty or an affiliate thereof that constitutes a New Vendor Rebate Contract and is entered into in accordance with the Managing Standard and (b) if the representation and warranty set forth in this clause (v) would otherwise not be true and correct, the penultimate sentence of Section 5.6 shall instead apply; and (vi) except as required by applicable Requirements of Law, such New Vendor Rebate Contract is freely assignable by the applicable Securitization Entities or with the consent of a person that has been obtained after the Manager’s use of reasonable best efforts.

(d)    New Franchisee Notes. As of the applicable New Asset Addition Date with respect to a Franchisee Note entered into on such New Asset Addition Date, the Manager represents and warrants to the Securitization Entities, the Trustee and the Servicer that: (i) such agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (ii) such agreement complies in all material respects with all applicable Requirements of Law; (iii) the Franchisee related to such agreement is not, to the Actual Knowledge of the Manager, the subject of a bankruptcy proceeding; and (iv) except as required by applicable Requirements of Law, such agreement is freely assignable by the applicable Securitization Entities.
Section 5.2    Assets Acquired After the Closing Date.
(a)    The Manager shall cause the applicable Securitization Entity to enter into or acquire each of the following after the Closing Date: (a) all New Franchise Agreements, New Development Agreements and New Vendor Rebate Contracts and (b) all Licensee-Developed IP and Manager-Developed IP, excluding, in each case, any Non-Contributed Property. The Manager may, but shall not be obligated to, cause any of the Securitization Entities to enter into, develop or acquire assets other than the foregoing from time to time; provided that the entry into, development or acquisition of any material assets that are not reasonably ancillary to the restaurant business or the foodservice industry will require the prior satisfaction of the Rating Agency Condition and the prior written consent of the Control Party.
(b)    Unless otherwise agreed to in writing by the Control Party, any contribution to, or development or acquisition by, any Securitization Entity of assets after the Closing Date described in Section 5.2(a) shall be subject to all applicable provisions of the Indenture, this Agreement (including the applicable representations and warranties and covenants in Articles II and V of this Agreement), the Wingstop IP License Agreement and the other Transaction Documents.
Section 5.3    Securitization IP. All Securitization IP shall be owned solely by Wingstop Franchisor, and shall not be assigned, transferred or licensed out by Wingstop Franchisor to any other entity other than as permitted or provided under the Transaction Documents.
Section 5.4    Holdco Specified Non-Securitization Debt Cap. Following the Closing Date, WRI shall not, and shall not permit the other Non-Securitization Entities to incur any additional Indebtedness for borrowed money (“Specified Non-Securitization Debt”) if, after giving effect to such incurrence and any repayment of Specified Non-Securitization Debt on such date (such incurrence to be tested on the initial incurrence thereunder (and not in connection with any subsequent borrowings or reborrowings under any existing commitment under any revolving facility), but assuming any variable funding or revolving facility is fully drawn), such incurrence would cause the aggregate outstanding principal amount of the Specified Non-Securitization Debt of the Non-Securitization Entities as of such date to exceed $50,000,000 (the “Holdco Specified Non-Securitization Debt Cap”); provided, that the Holdco Specified Non-Securitization Debt Cap will not be applicable to Specified Non-Securitization Debt (i) issued or incurred to refinance the Series 2018-1 Notes in whole, (ii) in excess of the Holdco Specified Non-Securitization Debt Cap if (a) the creditors (other than any creditor with respect to an aggregate amount of outstanding Indebtedness less than $100,000) under and with respect to such Indebtedness execute a non-disturbance agreement with the Trustee, as directed by the Manager and in a form reasonably satisfactory to the Servicer and the Trustee, that acknowledges the terms of the Securitization Transaction including the bankruptcy remote status of the Securitization Entities and their assets and (b) after giving pro forma effect to the incurrence of such Indebtedness (and any repayment of existing Indebtedness), the Holdco Leverage Ratio (as calculated without regard to any Indebtedness that is subject to the Holdco Specified Non-Securitization Debt Cap) is less than or equal to 7.00x (assuming any variable funding or revolving facility is fully drawn) (such additional amount, “Specified Ratio Non-Securitization Debt”), (iii) that is considered Indebtedness due solely to a change in accounting rules that takes effect subsequent to the Closing Date but that was not considered Indebtedness prior to such date, (iv) in respect of any obligation of any Non-Securitization Entity to reimburse the Issuer for any draws under any one or more letters of credit, (v) in respect of intercompany notes among Non-Securitization Entities or (vi) any letter of credit that is 100% cash collateralized.
Section 5.5    Restrictions on Liens. The Manager shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, permit or suffer to exist any Lien (other than Liens in favor of the Trustee for the benefit of the Secured Parties and any Permitted Lien set forth in clauses (a), (g), (i) and (m) of the definition thereof) upon the Equity Interests of any Securitization Entity.
Section 5.6    Competitive Business; Future Vendor Rebate Contracts. The Manager may, but shall not be obligated to, create or acquire additional subsidiaries of the Issuer (“Future Securitization Entities”) after the Closing Date on its behalf in accordance with the terms of the Base Indenture; provided that the Manager shall be required, or cause the applicable Non-Securitization Entities or other person or entity, to contribute to one or more Securitization Entities any franchise brand that, in the good faith determination of the Manager in accordance with the Managing Standard, is intended to compete against the Wingstop Brand, including, without limitation, any eat-in or to-go services franchise restaurant business that generates a substantial proportion of revenue from the sale of chicken or offers the same or similar products and services as those offered by the Wingstop System. The Manager shall, or cause any Non-Securitization Entity to, contribute to the Securitization Entities any New Vendor Rebate Contracts entered into by any Non-Securitization Entity; provided, that if any vendor, supplier, distribution or other similar third-party agreement in existence on the date of this Agreement (including any renewal or amendment or replacement thereof with the same counterparty or an affiliate thereof on substantially identical terms) becomes a Vendor Rebate Contract (and otherwise would constitute a New Vendor Rebate Contract) following the date of this Agreement, the Manager shall, or cause any Non-Securitization Entity to, use best efforts to contribute to the Securitization Entities such Vendor Rebate Contract as a New Vendor Rebate Contract. If the representation and warranty of the Manager pursuant to clause 5.1(c)(v) would not be true and correct with respect to any New Vendor Rebate Contract (assuming such Vendor Rebate Contract had been contributed to the Securitization Entities and other than as described in clause (a) of the proviso thereof) as of any New Asset Addition Date, then the Manager shall contribute to the Securitization Entities any collections thereon that would constitute Retained Collections if such New Vendor Rebate Contract was entered into by the

Securitization Entities; provided if the Manager determines in its good faith discretion that Retained Collections on such New Vendor Rebate Contracts that had not been contributed to the Securitization Entities would exceed five percent (5%) of Retained Collections in any Fiscal Year, then the Manager shall propose that the Transaction Documents be amended to permit the contribution of such New Vendor Rebate Contracts in accordance with the terms thereof. Unless otherwise agreed to in writing by the Control Party, the entry into, development or acquisition of assets by the Securitization Entities and any Future Securitization Entities, will be subject to all applicable provisions of the relevant Transaction Documents.
ARTICLE VI
MANAGER TERMINATION EVENTS
Section 6.1    Manager Termination Events.
(a)    Manager Termination Events. Any of the following acts or occurrences shall constitute a “Manager Termination Event” under this Agreement, the assertion as to the occurrence of which may be made, and notice of which may be given, by either a Securitization Entity, the Back-Up Manager, the Servicer or the Trustee (acting at the direction of the Control Party):
(i)    the Interest-Only DSCR as calculated as of any Quarterly Calculation Date is less than 1.20x;
(ii)    any failure by the Manager to remit a payment required to be deposited from a Concentration Account to the Collection Account or any other Indenture Trust Account, within three (3) Business Days of the later of (a) its Actual Knowledge of its receipt thereof and (b) the date such deposit is required to be made pursuant to the Transaction Documents; provided that any inadvertent failure to remit such a payment shall not be a breach of this clause (ii) if in an amount less than $2,000,000 and corrected within three (3) Business Days after the Manager obtains Actual Knowledge thereof (it being understood that the Manager shall not be responsible for the failure of the Trustee to remit funds that were received by the Trustee from or on behalf of the Manager in accordance with the applicable Transaction Documents);
(iii)    any failure by the Manager to provide any required certificate or report set forth in any required certificate or report set forth in Sections 4.1(a) through (g) of the Base Indenture within three (3) Business Days of its due date;
(iv)    a material default by the Manager in the due performance and observance of any covenant set forth in this Agreement or any other Transaction Document (other than as described above) to which it is party and the continuation of such default for a period of 30 days after the Manager has been notified thereof in writing by any Securitization Entity or the Control Party; provided however, that as long as the Manager is diligently attempting to cure such default (so long as such default is capable of being cured), such cure period shall be extended by an additional period as may be required to cure such default, but in no event by more than an additional 30 days; and provided, further, that any default related to the transfer of a Defective New Asset shall be deemed cured for purposes hereof upon payment in full by the Manager of liquidated damages in an amount equal to the related Indemnification Amount to the Collection Account;
(v)    any representation, warranty or statement of the Manager made in this Agreement or any other Transaction Document or in any certificate, report or other writing delivered pursuant thereto that is not qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect in any material respect, or any such representation, warranty or statement of the Manager that is qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect in any respect, in each case as of the time when the same was made or deemed to have been made or as of any other date specified in such document or agreement; provided that if any such breach is capable of being remedied within 30 days after the Manager has obtained Actual Knowledge of such breach or the Manager’s receipt of written notice thereof, then a Manager Termination Event shall only occur under this clause (v) as a result of such breach if it is not cured in all material respects by the end of such 30-day period; and provided, further, that any such breach related to a Defective New Asset shall be deemed cured for purposes hereof upon payment in full by the Manager of liquidated damages in an amount equal to the related Indemnification Amount to the Collection Account;
(vi)    an Event of Bankruptcy with respect to the Manager;
(vii)    any final, non-appealable order against the Manager decreeing the dissolution of the Manager that is in effect for more than ten (10) days;
(viii)    a final, non-appealable judgment for an amount in excess of $25,000,000 (exclusive of any portion thereof which is insured) is rendered against the Manager or, so long as WRI is the Manager, and is not discharged or stayed within forty-five (45) days of the date when due;
(ix)    an acceleration of more than $25,000,000 of the Indebtedness of the Manager or, so long as WRI is the Manager, which Indebtedness has not been discharged or which acceleration has not been rescinded and annulled;
(x)    this Agreement or a material portion thereof ceases to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions hereof) or the Manager asserts as much in writing;
(xi)    a failure by the Manager or any affiliate of the Manager (other than the Securitization Entities), or so long as WRI is the Manager, the direct or indirect subsidiaries of Parent (other than the Securitization Entities), to comply with the Holdco Specified Non-Securitization Debt Cap, and such failure has continued for a period of forty-five (45) days after the Manager has been notified in writing by any Securitization Entity, the Control Party, the Back-Up Manager or the Trustee, or otherwise has obtained Actual Knowledge of such non-compliance; and/or

(xii)    the occurrence of a Change in Management following the occurrence of a Change of Control.
If a Manager Termination Event has occurred and is continuing, the Control Party (acting at the direction of the Controlling Class Representative) may (i) waive such Manager Termination Event (except for a Manager Termination Event described in clauses (vi) or (vii) above) or (ii) direct the Trustee to terminate the Manager in its capacity as such by the delivery of a termination notice (a “Termination Notice”) to the Manager (with a copy to each of the Securitization Entities, the Back-Up Manager and the Rating Agency); provided, that the delivery of a Termination Notice will not be required in respect of any Manager Termination Event relating to the Manager Termination Events described in clauses (vi) or (vii) above. If the Trustee, acting at the direction of the Control Party (acting at the direction of the Controlling Class Representative), delivers a Termination Notice to the Manager pursuant to this Agreement (or automatically upon the occurrence of any Manager Termination Event relating to the Manager Termination Events described in clauses (vi) or (vii) above), all rights, powers, duties, obligations and responsibilities of the Manager under this Agreement and the other Transaction Documents (other than with respect to the payment of Indemnification Amounts or its obligations with respect to Disentanglement), including with respect to the Managed Assets, Indenture Trust Accounts, the Management Accounts or otherwise, shall vest in and be assumed by the Successor Manager without incurring any additional cost. If no Successor Manager has been appointed by the Control Party (acting at the direction of the Controlling Class Representative), the Back-Up Manager shall serve as the Successor Manager and will work with the Servicer to implement the Transition Plan until a Successor Manager (other than the Back-Up Manager) has been appointed by the Control Party (acting at the direction of the Controlling Class Representative).
(b)    From and during the continuation of a Manager Termination Event, each Securitization Entity and the Trustee (acting at the direction of the Control Party) are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Manager, as attorney-in-fact or otherwise, all documents and other instruments (including any notices to Franchisees deemed necessary or advisable by the applicable Securitization Entity or the Control Party), and to do or accomplish all other acts or take other measures necessary or appropriate, to effect such vesting and assumption.
Section 6.2    Manager’s Transitional Role.
(a)    Disentanglement. Following the delivery of a Termination Notice to the Manager pursuant to Section 6.1(a) above or notice of resignation of the Manager pursuant to Section 4.4(b) and for the duration of the Disentanglement Period, the Manager shall (i) cooperate with the Back-Up Manager and the Control Party in connection with the implementation of the Transition Plan and the complete transition to a Successor Manager, without interruption or adverse impact on the provision of Services (the “Disentanglement”), (ii) use its commercially reasonable efforts to not materially reduce the existing staffing and resources of the Manager devoted to or shared with the provision of the Services prior to the date of such Termination Notice and (iii) allow reasonable access to the Manager’s premises, systems and offices during the Disentanglement Period (such activities being referred to as “Continuity of Services”). During the Disentanglement Period,

the Manager shall (x) cooperate fully with the Successor Manager and otherwise promptly take all actions reasonably required to assist in effecting a complete Disentanglement while using commercially reasonable efforts to maintain Continuity of Services and shall follow any reasonable directions that may be provided by the Back-Up Manager and the Control Party in connection therewith, (y) provide all information and assistance regarding the terminated Services required for Disentanglement and Continuity of Services, including data conversion and migration, interface specifications, and related professional services, and (z) provide for the prompt and orderly conclusion of all work, as the Control Party and the Back-Up Manager may reasonably direct, including completion or partial completion of projects, documentation of all work in progress, and other measures to assure an orderly transition to the Successor Manager. All services relating to Disentanglement and Continuity of Services (collectively, the “Disentanglement Services”), including all reasonable training for personnel of the Back-Up Manager, the Successor Manager or the Successor Manager’s designated alternate service provider in the performance of the Services, shall be deemed a part of the Services to be performed by the Manager.
(b)    Fees and Charges for the Disentanglement Services. So long as the Manager continues to provide the Services during the Disentanglement Period, the Manager will continue to be paid the Weekly Management Fee. Upon the Successor Manager’s assumption of the obligation to perform all Services hereunder, the Manager shall be entitled to reimbursement of its actual costs for the provision of any Disentanglement Services, other than those related to Continuity of Services, which shall remain separate obligations of the Manager.
(c)    Duration of Obligations. The Manager’s obligation to provide Disentanglement Services will begin on the date of the delivery of a Termination Notice to the Manager pursuant to Section 6.1(a) above or the Manager’s delivery of notice of its resignation pursuant to Section 4.4(b), and shall end no later than twelve (12) months after the date of such termination or resignation (the “Disentanglement Period”).
(d)    Sub-managing Arrangements; Authorizations.
(i)    With respect to each Sub-managing Arrangement and unless the Control Party elects to terminate such Sub-managing Arrangement in accordance with Section 2.10, the Manager shall:
(x)    assign to the Successor Manager (or such Successor Manager’s designated alternate service provider) all of the Manager’s rights under such Sub-managing Arrangement to which it is party used by the Manager in performance of the transitioned Services; and
(y)    procure any third party authorizations necessary to grant the Successor Manager (or such Successor Manager’s designated alternate service provider) the use and benefit of such Sub-managing Arrangement to which it is party (used by the Manager in performing the transitioned Services), pending their assignment to the Successor Manager under this Agreement.

(ii)    If the Control Party elects to terminate such Sub-managing Arrangement in accordance with Section 2.10, the Manager shall take all reasonable actions necessary or reasonably requested by the Control Party to accomplish a complete transition of the Services performed by such Sub-manager to the Successor Manager, or to any alternate service provider designated by the Control Party, without interruption or adverse impact on the provision of Services.
Section 6.3    Intellectual Property. Within thirty (30) days of termination of this Agreement for any reason, the Manager shall deliver and surrender up to Wingstop Franchisor (with a copy to the Successor Manager and the Servicer) any and all products, materials, or other physical objects containing the Trademarks included in the applicable Securitization IP or Confidential Information of Wingstop Franchisor and any copies of copyrighted works included in the applicable Securitization IP in the Manager’s possession or control, and shall terminate all use of all Securitization IP, including Trade Secrets; provided that (for the avoidance of doubt) any rights granted to WRI and the other Non-Securitization Entities as licensees pursuant to the Wingstop IP License Agreement shall continue pursuant to the terms thereof notwithstanding the termination of this Agreement and/or WRI’s role as Manager.
Section 6.4    Third Party Intellectual Property. The Manager shall assist and fully cooperate with the Successor Manager or its designated alternate service provider in obtaining any necessary licenses or consents to use any third party Intellectual Property then being used by the Manager or any Sub-manager. The Manager shall assign, and shall cause each Sub-manager to assign, any such license or sublicense directly to the Successor Manager or its designated alternate service provider to the extent the Manager, or each Sub-manager as applicable, has the rights to assign such agreements to the Successor Manager without incurring any additional cost.
Section 6.5    No Effect on Other Parties. Upon any termination of the rights and powers of the Manager from time to time pursuant to Section 6.1 or upon any appointment of a Successor Manager, all the rights, powers, duties, obligations, and responsibilities of each of the Securitization Entities or the Trustee under this Agreement, the Indenture and the other Transaction Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided in this Agreement or in the Indenture.
Section 6.6    Rights Cumulative. All rights and remedies from time to time conferred upon or reserved to any of the Securitization Entities, the Trustee, the Servicer, the Control Party, the Back-Up Manager and the Noteholders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another or any other right or remedy which they may have at law or in equity. Except as otherwise expressly provided herein, no delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every such right and remedy may be exercised from time to time and as often as deemed expedient.

ARTICLE VII
CONFIDENTIALITY
Section 7.1    Confidentiality.
(a)    Each of the parties hereto acknowledges that during the Term of this Agreement such party (the “Recipient”) may receive Confidential Information from another party hereto (the “Discloser”). Each such party (except for the Trustee, whose confidentiality obligations shall be governed in accordance with the Indenture) agrees to maintain the Confidential Information of the other party in the strictest of confidence and shall not, except as otherwise contemplated herein, at any time, use, disseminate or disclose any Confidential Information to any Person other than (i) its officers, directors, managers, employees, agents, advisors or representatives (including legal counsel and accountants) who have a “need to know” and who have been apprised of this restriction or (ii) in the case of the Manager and the Securitization Entities, Franchisees and prospective Franchisees, suppliers or other service providers in a confidential manner in accordance with the Managing Standard. The Recipient shall be liable for any breach of this Section 7.1 by any of its officers, directors, managers, employees, agents, advisors, representatives, Franchisees and prospective Franchisees, suppliers or other services providers and shall immediately notify Discloser in the event of any loss or disclosure of any Confidential Information of the Discloser. Upon termination of this Agreement, Recipient shall return to the Discloser, or at Discloser’s request, destroy, all documents and records in its possession containing the Confidential Information of the Discloser. Confidential Information shall not include information that: (A) is already known to Recipient without restriction on use or disclosure prior to receipt of such information from the Discloser; (B) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, the Recipient; (C) is developed by the Recipient independently of and without reference to any Confidential Information of the Discloser; (D) is received by the Recipient from a third party who is not under any obligation to the Discloser to maintain the confidentiality of such information; or (E) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process; provided that the Recipient shall promptly inform the Discloser of any such requirement and cooperate with any attempt by the Discloser to obtain a protective order or other similar treatment. It shall be the obligation of Recipient to prove that such an exception to the definition of Confidential Information exists.
(b)    Notwithstanding anything to the contrary contained in Section 7.1(a), the parties hereto may use, disseminate or disclose Confidential Information (other than Trade Secrets) to any Person in connection with the enforcement of rights of the Trustee or the Noteholders under the Indenture or the Transaction Documents; provided however, that prior to disclosing any such Confidential Information:
(i)    to any such Person other than in connection with any judicial or regulatory proceeding, such Person shall agree in writing to maintain such Confidential Information in a manner at least as protective of the Confidential Information as the terms of Section 7.1(a) and Recipient shall provide Discloser with the written opinion of counsel that such disclosure contains Confidential Information only to the extent necessary to facilitate the enforcement of such rights of the Trustee or the Noteholders; or
(ii)    to any such Person or entity in connection with any judicial or regulatory proceeding, Recipient shall (x) promptly notify Discloser of each such requirement and identify the documents so required thereby so that Discloser may seek an appropriate protective order or similar treatment and/or waive compliance with the provisions of this Agreement; (y) use reasonable efforts to assist Discloser in obtaining such protective order or other similar treatment protecting such Confidential Information prior to any such disclosure; and (z) consult with Discloser on the advisability of taking legally available steps to resist or narrow the scope of such requirement. If, in the absence of such a protective order or similar treatment, the Recipient is nonetheless required by law to disclose any part of Discloser’s Confidential Information, then the Recipient may disclose such Confidential Information without liability under this Agreement, except that the Recipient shall furnish only that portion of the Confidential Information that is legally required.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
Section 8.1    Termination of Agreement. The respective duties and obligations of the Manager and each of the Securitization Entities created by this Agreement shall commence on the date hereof and shall, unless earlier terminated pursuant to Section 6.1(a), terminate upon the earlier to occur of (x) the liquidation of the last Managed Asset included in the Collateral or (y) satisfaction and discharge of the Indenture pursuant to Section 12.1 of the Base Indenture (the “Term”). Upon termination of this Agreement pursuant to this Section 8.1, the Manager shall pay over to the applicable Securitization Entity or any other Person entitled thereto all proceeds of the Managed Assets held by the Manager.
Section 8.2    Survival. The provisions of Section 2.1(c), Section 2.7, Section 2.8, Section 5.1, Article VI or Article VII, this Section 8.2, Section 8.4, Section 8.5 and Section 8.9 shall survive termination of this Agreement.
Section 8.3    Amendment.
(a)    This Agreement may only be amended from time to time in writing in accordance with Annex I.
(b)    Promptly after the execution of any such amendment, the Manager shall send to the Trustee, the Servicer, the Back-Up Manager and each Rating Agency a conformed copy of such amendment, but the failure to do so shall not impair or affect its validity.
(c)    Any such amendment or modification effected contrary to the provisions of this Section 8.3 shall be null and void.

Section 8.4    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 8.5    Notices. All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) electronic mail (of a pdf or similar file) or (d) personal delivery with receipt acknowledged in writing, to the address set forth in Section 14.1 of the Base Indenture. If the Indenture or this Agreement permits reports to be posted to a password-protected website, such reports shall be deemed delivered when posted on such website. Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to the Control Party. Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder. All notices and demands to any Person hereunder shall be deemed to have been given either at the time of the delivery thereof at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.
Section 8.6    Acknowledgement. Without limiting the foregoing, the Manager hereby acknowledges that, on the date hereof, each of the Securitization Entities will pledge to the Trustee under the Indenture and the Guarantee and Collateral Agreement, as applicable, all of such Securitization Entity’s right and title to, and interest in, this Agreement and the Collateral, and such pledge includes all of such Securitization Entity’s rights, remedies, powers and privileges, and all claims of such Securitization Entity against the Manager, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the rights of such Securitization Entity and the obligations of the Manager hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Manager hereunder to the same extent as such Securitization Entity may do. The Manager hereby consents to such pledges described above, acknowledges and agrees that (x) the Control Party and the Controlling Class Representative shall be third-party beneficiaries of the rights of such Securitization Entity arising hereunder and (y) the Trustee, the Control Party and the Controlling Class Representative may, to the extent provided in the Indenture and the Guarantee and Collateral Agreement, enforce the provisions of this Agreement, exercise the rights of such Securitization Entity and enforce the obligations of the Manager hereunder without the consent of such Securitization Entity.
Section 8.7    Severability of Provisions. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

Section 8.8    Delivery Dates. If the due date of any notice, certificate or report required to be delivered by the Manager hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.
Section 8.9    Limited Recourse. The obligations of each of the Securitization Entities under this Agreement are solely the limited liability company obligations of such Securitization Entity. The Manager agrees that each of the Securitization Entities shall be liable for any claims that it may have against such Securitization Entity only to the extent that funds or assets are available to pay such claims pursuant to the Indenture and that, to the extent that any such claims remain unpaid after the application of such funds and assets in accordance with the Indenture, such claims shall be extinguished.
Section 8.10    Binding Effect; Assignment; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Any assignment of this Agreement without the written consent of the Control Party shall be null and void. Each of the Back-Up Manager and the Servicer (in its capacities as Control Party and Servicer) is an intended third party beneficiary of this Agreement and may enforce the Agreement as though a party hereto. The Control Party and the Controlling Class Representative are third party beneficiaries to the extent set forth in Section 8.1 and 8.6.
Section 8.11    Article and Section HeadingsThe Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.
Section 8.12    Concerning the Trustee. In acting under this Agreement, the Trustee shall be afforded the rights, privileges, protections, immunities and indemnities set forth in the Indenture as if fully set forth herein.
Section 8.13    CounterpartsThis Agreement may be executed by the parties hereto in several counterparts (including by facsimile or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.
Section 8.14    Entire Agreement. This Agreement, together with the Indenture and the other Transaction Documents and the Managed Documents constitute the entire agreement and understanding among the parties with respect to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the Indenture, the other Transaction Documents and the Managed Documents.
Section 8.15    Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.
(a)    The parties hereto each hereby waives any right to have a jury participate in resolving any dispute, whether in contract, tort or otherwise, arising out of, connected with, relating to or incidental to the transactions contemplated by this Agreement.

(b)    The parties hereto each hereby irrevocably submits (to the fullest extent permitted by applicable law) to the non-exclusive jurisdiction of any New York state or federal court sitting in the borough of Manhattan, New York City, State of New York, over any action or proceeding arising out of or relating to this Agreement or any Transaction Documents, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereto each hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 8.16    Joinder of Future Securitization Entities.
(a)In the event that the Issuer, or the Manager on its behalf, shall form a Future Securitization Entity pursuant to Section 8.30 of the Base Indenture, such Future Securitization Entity shall execute and deliver to the Manager and the Trustee (i) a Joinder Agreement substantially in the form of Exhibit B and (ii) Power of Attorney(s) in the form of Exhibit A-1 (in the case of any Future Securitization Entity that holds any Securitization IP) and Exhibit A-2 (in the case of any Future Securitization Entity that does not hold any Securitization IP), and such New Securitization Entity shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Securitization Entity party hereto on the Closing Date.
(b)The Manager and its Affiliates shall have the option of contributing Company-Owned Restaurants to the Securitization Entities and the Manager shall have the option, subject to the Managing Standard, of causing the Securitization Entities to open and operate Company-Owned Restaurants.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.
WINGSTOP RESTAURANTS INC., as Manager

By:	/s/ Michael Skipworth
Title: President

Management Agreement

WINGSTOP FUNDING LLC, as Issuer

By:	/s/ Michael Skipworth
Title: Treasurer
WINGSTOP GUARANTOR LLC, as a Securitization Entity

By:	/s/ Michael Skipworth
Title: Treasurer
WINGSTOP FRANCHISING LLC, as a Securitization Entity

By:	/s/ Michael Skipworth
Title: Treasurer

Management Agreement

ACKNOWLEDGED:

WINGSTOP GCM, LLC, as a Sub-manager pursuant to Section 2.10(b)

By:	/s/ Michael Skipworth
Title: President

Management Agreement

CITIBANK, N.A., not in its individual capacity, but solely as Trustee

By:	/s/ Anthony Bausa
Title: Senior Trust Officer

Management Agreement

Annex I
Section 1.1    (See Attached.)

Section 1.2    Without Consent of the Controlling Class Representative or the Noteholders.
(a)    Without the consent of any Noteholder, the Control Party, the Controlling Class Representative, any other Secured Party, the Manager, the Servicer, the Back-Up Manager or any other Person, as applicable, the Issuer and the Trustee, at any time and from time to time, may enter into one or more Supplements to the Base Indenture or amendments, modifications or supplements to any Supplement, the Guarantee and Collateral Agreement or any other Transaction Document (other than the Class A-1 Note Purchase Agreement, the Class A-1 Notes Fee Letter and any Charter Document), in form satisfactory to the Trustee (or solely with respect to clause (xv) below, upon notice thereof from the Issuer to the Trustee and the Control Party), for any of the following purposes:
(i)    to create a new Series of Notes in accordance with Section 2.2(b) of the Base Indenture or issue Additional Notes of an existing Series, Class or Tranche of Notes;
(ii)    to add to the covenants of the Securitization Entities for the benefit of any Noteholders or any other Secured Parties or to surrender for the benefit of the Noteholders and the other Secured Parties any right or power herein or under the Base Indenture conferred upon the Securitization Entities;
(iii)    to add to the duties or covenants of the Manager, Servicer or Back-Up Manager for the benefit of any Noteholders or any other Secured Parties, to evidence the succession of another Person to any party under, or the joinder of another Person to, the Management Agreement, Servicing Agreement, Back-Up Management Agreement or any other Transaction Document or to add provisions to any of the Management Agreement, Servicing Agreement or the Back-Up Management Agreement or such other Transaction Document so long as such action does not modify the Managing Standard, materially adversely affect the enforceability of the Securitization IP (taken as a whole), or materially adversely affect the interests of the Noteholders;
(iv)    to mortgage, pledge, convey, assign and transfer to the Trustee any property or assets as security for the Obligations and to specify the terms and conditions upon which such property or assets are to be held and dealt with by the Trustee and to set forth such other provisions in respect thereof as may be required by the Indenture or as may, consistent with provisions of the Base Indenture, be deemed appropriate by the Issuer, or to correct or to amplify the description of any such property or assets at any time so mortgaged, pledged, conveyed and transferred to the Trustee for the benefit of the Secured Parties;
(v)    to correct any manifest error or defect or to cure any ambiguity or to correct or supplement any provisions in the Base Indenture, any Series Supplement, or any other Transaction Document which may be inconsistent with any other provision herein or therein or with the Offering Memorandum;
(vi)    to provide for uncertificated Notes in addition to certificated Notes;
(vii)    to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes of one or more Series and to add to or change any of the provisions of the Indenture or the Guarantee and Collateral Agreement as will be necessary to provide for or facilitate the administration of the trusts under the Indenture or thereunder by more than one Trustee;
(viii)    to correct or supplement any provision of the Base Indenture, the Guarantee and Collateral Agreement, any Supplement or any other Transaction Document that may be inconsistent with any other provision in the Base Indenture, the Guarantee and Collateral Agreement, any Supplement or any other Transaction Document; or to make the Base Indenture, the Guarantee and Collateral Agreement, any Supplement or any other Transaction Document consistent with any other provisions with respect to matters set forth in the Base Indenture, any Supplement, the Guarantee and Collateral Agreement, any other Transaction Document to which the Trustee is a party or with any offering memorandum for a Series of Notes;
(ix)    to comply with Requirements of Law (as evidenced by an Opinion of Counsel);
(x)    to facilitate the transfer of Notes in accordance with applicable Requirements of Law (as evidenced by an Opinion of Counsel);
(xi)    to take any action necessary or helpful to avoid the imposition, under and in accordance with applicable Requirements of Law, of any Tax, including withholding Tax;
(xii)    to allow any Future Brand, Company-Owned Restaurants, real property or other assets to be contributed to, or acquired by, any Securitization Entity in a manner that does not violate the Managing Standard and to provide for any applicable provisions with respect thereto; including for the application of refranchising asset disposition proceeds, insurance/condemnation proceeds and other proceeds thereof in accordance with the Priority of Payments;
(xiii)    to take any action necessary and appropriate to facilitate the origination of Franchise Documents or other Managed Assets or the management and preservation of the Franchise Documents or other Managed Assets, in each case, in accordance with the Managing Standard;
(xiv)    to provide for mechanical provisions in respect of the issuance of Senior Subordinated Notes or Subordinated Notes; or
(xv)    to amend the definitions of “Quarterly Fiscal Period” to conform to any change in Parent’s fiscal year-end (or Manager’s fiscal year-end to if separate financial statements of the Manager are required to be delivered) (to the extent such amendment is in accordance with the Managing Standard);
provided that, other than in the case of any Supplement pursuant to clause (xv) above, as evidenced by an Officer’s Certificate delivered to the Trustee and the Servicer certifying that such action could not reasonably be expected to adversely affect in any material respect the interests of any Noteholder, any Note Owner, the Trustee, the Servicer or any other Secured Party.
In addition to the foregoing, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, the Issuer (acting at the direction of the Manager) and the Trustee, at any time and from time to time, may enter into one or more Supplements to the Base Indenture to amend the Priority of Payments following the Closing Date in order to provide for supplemental scheduled payments of principal of an additional Series of Notes and/or the reallocation of a specified percentage of cash flow to pay principal of an additional Series of Notes upon the occurrence of specified trigger events to be set forth in the related Series Supplement subject to satisfaction of the Rating Agency Condition with respect to each Series of Notes that will remain Outstanding and the other conditions applicable thereto set forth in Sections 13.3, 13.6 and 13.7 of the Base Indenture; provided, that no such amendment shall adversely affect the rights or obligations of the Trustee, the Servicer or the Holders of each Series of Class A-1 Notes without the prior written consent of each of the Trustee, the Servicer and the Holders of each Series of Class A-1 Notes (which, in the case of the Holders of each Series of Class A-1 Notes will be given by the Class A-1 Administrative Agent acting with the consent of each Holder of the Class A-1 Note Commitments); provided, further, that any amendment to the Priority of Payments that is senior to or pari passu with any amount payable to the Holders of each Series of Class A-1 Notes or the Class A-1 Administrative Agent shall be deemed to adversely affect the rights of the Holders of each Series of Class A-1 Notes for purposes of the immediately preceding proviso.
(b)    Upon the request of the Issuer and receipt by the Control Party and the Trustee of the documents described in Section 2.2 of the Base Indenture and delivery by the Control Party of its consent thereto to the extent required by Section 2.2 of the Base Indenture, the Trustee shall join with the Issuer in the execution of any Series Supplement authorized or permitted by the terms of the Base Indenture and shall make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into such Series Supplement which affects its own rights, duties or immunities under the Base Indenture or otherwise.
(c)    A copy of each amendment or other modification pursuant to this Section 1.1 and Section 13.1 of the Base Indenture shall be delivered to any party to the applicable amended document, the Trustee or the Control Party.
(d)    A copy of each amendment or other modification pursuant to this Section 1.1 and Section 13.1 of the Base Indenture shall be delivered to Class A-1 Administrative Agent.
Section 1.3    With Consent of the Controlling Class Representative or the Noteholders.
(a)    In addition to any amendments, modifications and waivers permitted under Section 1.1 above and Section 13.1 of the Base Indenture, the provisions of the Base Indenture, the Guarantee and Collateral Agreement, any Supplement and any other Transaction Document (other than the Class A-1 Note Purchase Agreement, the Class A-1 Notes Fee Letter and any Charter Document) may from time to time be amended, modified or waived with solely the written consent of the Control Party (at the direction of the Controlling Class Representative); provided that any amendment, modification or waiver of any Transaction Document that adversely affects the rights or obligations of any Person party to such Transaction Document shall require the prior written consent of such Person. Notwithstanding the preceding sentence:
(i)    any such amendment, waiver or other modification pursuant to this Section 1.2 and Section 13.2 of the Base Indenture that would reduce the percentage of the Aggregate Outstanding Principal Amount or the Outstanding Principal Amount of any Series of Notes that is required to (a) consent to amend, modify or waive the provisions of any Supplement under this Section 1.2 and Section 13.2 of the Base Indenture or (b) waive compliance with the provisions of the Indenture or any other Transaction Documents or the occurrence of defaults under the Base Indenture or thereunder or the exercise of remedies in respect thereof shall require the consent of each affected Noteholder;

(ii)    any such amendment, waiver or other modification pursuant to this Section 1.2 and Section 13.2 of the Base Indenture that would permit the creation of any Lien ranking prior to or on a parity with the Lien created by the Indenture, the Guarantee and Collateral Agreement or any other Transaction Document with respect to any material portion of the Collateral (except as otherwise permitted by the Transaction Documents), terminate the Lien created by the Indenture, the Guarantee and Collateral Agreement or any other Transaction Document on any material portion of the Collateral at any time subject thereto or deprive any Secured Party of any material portion of the security provided by the Lien created by the Indenture, the Guarantee and Collateral Agreement or any other Transaction Document shall require the consent of each affected Noteholder and each other affected Secured Party;
(iii)    any such amendment, waiver or other modification pursuant to this Section 1.2 and Section 13.2 of the Base Indenture that would (A) extend the due date for, or reduce the amount of any scheduled repayment or prepayment of principal of, premium, if any, or interest on any Note or any other Obligations (or reduce the principal amount of, premium, if any, or rate of interest on any Note or any other Obligations); (B) affect adversely the interests, rights or obligations of any Noteholder individually in comparison to any other Noteholder; (C) change the provisions of the Priority of Payments (other than in accordance with the last paragraph of Section 1.1 above and Section 13.1 of the Base Indenture); (D) change any place of payment where, or the coin or currency in which, any Notes and the other Obligations or the interest thereon is payable; (E) impair the right to institute suit for the enforcement of the provisions of the Indenture requiring the application of funds available therefor, as provided in Article V of the Base Indenture, to the payment of any such amount due on the Notes and the other Obligations owing to Noteholders on or after the respective due dates thereof, (F) subject to the ability of the Control Party (acting at the direction of the Controlling Class Representative) to waive certain events as set forth in Section 9.7 of the Base Indenture, amend or otherwise modify any of the specific language of the following definitions: “Default”, “Event of Default”, “Outstanding”, “Potential Rapid Amortization Event” or “Rapid Amortization Event” (as defined in the Base Indenture or any applicable Series Supplement (other than an increase or decrease of the threshold amount of Wingstop System-Wide Sales set forth in clause (e) of the definition thereof, which is subject to increase or decrease at the request of the Issuer, subject to approval by the Control Party and satisfaction of the Rating Agency Condition)) or (G) amend, waive or otherwise modify this Section 1.2 and Section 13.2 of the Base Indenture, in each case, shall require the consent of each affected Noteholder and each other affected Secured Party; and
(iv)    any such amendment, waiver or other modification pursuant to this Section 1.2 and Section 13.2 of the Base Indenture that would change the time periods with respect to any requirement to deliver to Noteholders notice with respect to any repayment, prepayment or redemption shall require the consent of each affected Noteholder.
(b)    Without limitation of the other conditions to an amendment, waiver or other modification to the Indenture, the Notes or the Guarantee and Collateral Agreement pursuant to this Section 1.2 and Section 13.2 of the Base Indenture, any amendment, waiver or other modification to the Indenture, the Notes or the Guarantee and Collateral Agreement that could reasonably be expected to adversely affect the rights of the Holders of the Class A-1 Notes of any Series of Class A-1 Notes Outstanding shall require the consent of the related Class A-1 Administrative Agent.
(c)    No failure or delay on the part of any Noteholder, the Trustee or any other Secured Party in exercising any power or right under the Indenture or any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.
(d)    The express requirement, in any provision hereof or of the Base Indenture, that the Rating Agency Condition be satisfied as a condition to the taking of a specified action shall not be amended, modified or waived by the parties hereto or to the Base Indenture without satisfying the Rating Agency Condition.
(e)    A copy of each amendment or other modification pursuant to this Section 1.2 and Section 13.2 of the Base Indenture shall be delivered to any party to the applicable amended document, the Trustee or the Control Party.
(f)    A copy of each amendment or other modification pursuant to this Section 1.2 and Section 13.2 of the Base Indenture shall be delivered to Class A-1 Administrative Agent.

EXHIBIT A-1

POWER OF ATTORNEY OF WINGSTOP FRANCHISOR
KNOW ALL PERSONS BY THESE PRESENTS, that in connection with the Management Agreement, dated as of the Closing Date, among Wingstop Restaurants Inc. (“WRI”), Wingstop Funding LLC (the “Issuer”), Wingstop Franchising LLC (“Wingstop Franchisor”), Wingstop Guarantor LLC (“Funding Holdco” and, together with Wingstop Franchisor, the “Guarantors” and, together with the Issuer and each future Subsidiary of the Issuer or Funding Holdco, the “Securitization Entities”) and Citibank, N.A., not in its individual capacity but solely as the indenture trustee (together with its successor and assigns, the “Trustee”), Wingstop Franchisor hereby appoints WRI (the “Manager”) and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the IP Services described below being performed with respect to the Securitization IP, with full irrevocable power and authority in the place of Wingstop Franchisor that is the owner thereof and in the name of Wingstop Franchisor or in its own name as agent of Wingstop Franchisor, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to perform:
(a)     searching, screening and clearing After-Acquired Securitization IP to assess patentability, registrability, and the risk of potential infringement;
(b)    filing, prosecuting and maintaining applications and registrations for the Securitization IP in Wingstop Franchisor’s name, including timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, timely paying of all registration and maintenance fees, responding to third-party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences, inter partes reviews, post grant reviews, or other office or examiner requests, reviews, or requirements;
(c)    monitoring third-party use and registration of Securitization IP, as applicable, and taking actions the Manager deems appropriate to oppose or contest the use and any application or registration for Securitization IP, as applicable, that could reasonably be expected to infringe, dilute or otherwise violate the Securitization IP or Wingstop Franchisor’s rights therein;
(d)    confirming Wingstop Franchisor’s legal title in and to any or all of the Securitization IP, including obtaining written assignments of Securitization IP to Wingstop Franchisor and recording transfers of title in the appropriate intellectual property registry in the U.S. and, in the Manager’s discretion, elsewhere;
(e)    with respect to Wingstop Franchisor’s rights and obligations under the Wingstop IP License Agreement, the Contributed Franchise Agreements, any Transaction Documents and any other agreements pursuant to which Wingstop Franchisor licenses the use of any Securitization IP, monitoring the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering

A-1-1

any approvals (or disapprovals) that are required under the applicable license agreement(s), and employing reasonable means to ensure that any use of any such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement;
(f)    protecting, policing, and, in the event that the Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Securitization IP, or any portion thereof, enforcing such Securitization IP, including, (i) preparing and responding to cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of such Securitization IP, and seeking monetary and equitable remedies as the Manager deems appropriate in connection therewith; provided that Wingstop Franchisor will, and agrees to, join as a party to any such suits to the extent necessary to maintain standing;
(g)    performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Transaction Document to be performed, prepared and/or filed by Wingstop Franchisor, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of Wingstop Franchisor to perfect the Trustee’s lien only in the United States (for federally registered IP)) in connection with the security interests in the Securitization IP granted by Wingstop Franchisor to the Trustee under the Indenture and (ii) preparing, executing and delivering grants of security interests or any similar instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of Wingstop Franchisor to perfect the Trustee’s lien only in the United States (for federally registered IP)) that are intended to evidence such security interests in the Securitization IP and recording such grants or other instruments with the relevant Governmental Authority including the USPTO and USCO;
(h)    taking such actions as any licensee under the Wingstop IP License Agreement may request that are required by the terms, provisions and purposes of the Wingstop IP License Agreement (or by any other agreements pursuant to which Wingstop Franchisor licenses the use of any Securitization IP) to be taken by Wingstop Franchisor, and preparing (or causing to be prepared) for execution by Wingstop Franchisor all documents, certificates and other filings as Wingstop Franchisor will be required to prepare and/or file under the terms of the Wingstop IP License Agreement (or such other agreements);
(i)    establishing a fair market value for the royalties or other payments payable to Wingstop Franchisor under any licenses of Securitization IP that are required under the Transaction Documents to include such payments;

A-1-2

(j)    paying or causing to be paid or discharged, from funds of the Securitization Entities, any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Securitization IP or contesting the same in good faith;
(k)    obtaining licenses of third‑party Intellectual Property for use and sublicense in connection with the Contributed Franchise Business and the other assets of the Securitization Entities;
(l)    sublicensing the Securitization IP to suppliers, manufacturers, advertisers and other service providers in connection with the provision of products and services for the Contributed Franchise Business;
(m)    with respect to Trade Secrets and other Confidential Information of Wingstop Franchisor, taking reasonable measures to maintain confidentiality and to prevent non-confidential disclosures thereof; and
(n) managing passwords for and access to social media accounts, website hosting accounts, mobile app accounts, and other similar online accounts.
THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO POWERS OF ATTORNEY MADE AND TO BE EXERCISED WHOLLY WITHIN SUCH STATE.

Dated:	[__________], 2018
WINGSTOP FRANCHISING LLC

By:	Name: Title:

A-1-3

STATE OF [__________]    )
    )    ss.:
COUNTY OF [__________]    )
On the [____] day of [______], 2018, before me the undersigned, personally appeared ___________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

A-1-4

EXHIBIT A-2

POWER OF ATTORNEY OF THE SECURITIZATION ENTITIES
KNOW ALL PERSONS BY THESE PRESENTS, that in connection with the Management Agreement, dated as of the Closing Date, among Wingstop Restaurants Inc. (“WRI”), Wingstop Funding LLC (the “Issuer”), Wingstop Franchising LLC (the “Wingstop Franchisor”), Wingstop Guarantor LLC (“Funding Holdco” and, together with Wingstop Franchisor, the “Guarantors” and, together with the Issuer and each future Subsidiary of the Issuer or Funding Holdco, the “Securitization Entities”) and Citibank, N.A., not in its individual capacity but solely as the indenture trustee (together with its successor and assigns, the “Trustee”), each of the Securitization Entities hereby appoints WRI (the “Manager”) and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the Services (as defined in the Management Agreement) being performed with respect to the Managed Assets, with full irrevocable power and authority in the place of each Securitization Entity and in the name of each Securitization Entity or in its own name as agent of each Securitization Entity, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to:
(a)    perform such functions and duties, and prepare and file such documents, as are required under the Indenture and the other Transaction Documents to be performed, prepared and/or filed by any of the Securitization Entities, including: (i) recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Trustee and any of the Securitization Entities may from time to time reasonably request in order to perfect and maintain the Lien in the Collateral granted by any of the Securitization Entities to the Trustee under the Transaction Documents in accordance with the UCC; and (ii) executing grants of security interests or any similar instruments required under the Transaction Documents to evidence such Lien in the Collateral; and
(b)    take such actions on behalf of each Securitization Entity as such Securitization Entity or Manager may reasonably request that are expressly required by the terms, provisions and purposes of the Management Agreement; or cause the preparation by other appropriate Persons, of all documents, certificates and other filings as each Securitization Entity shall be required to prepare and/or file under the terms of the Transaction Documents.
This power of attorney is coupled with an interest. Capitalized terms used herein, and not defined herein shall have the meanings applicable to such terms in the Management Agreement.
THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO POWERS OF ATTORNEY MADE AND TO BE EXERCISED WHOLLY WITHIN SUCH STATE.
Dated:    [__________], 2018

A-2-5
Management Agreement

WINGSTOP FUNDING LLC, as Issuer

By:	Name: Title:
WINGSTOP GUARANTOR LLC, as a Securitization Entity

By:	Name: Title:
WINGSTOP FRANCHISING LLC, as a Securitization Entity

By:	Name: Title:

A-2-6
Management Agreement

STATE OF [__________]    )
    )    ss.:
COUNTY OF [__________]    )
On the [____] day of [__________], 2018, before me the undersigned, personally appeared ___________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

A-2-7
Management Agreement

EXHIBIT B

JOINDER AGREEMENT
JOINDER AGREEMENT, dated as of                               , 20    (this “Joinder Agreement”), made by                                a                                (the “Future Securitization Entity”), in favor of WINGSTOP RESTAURANTS INC., a Texas corporation, as Manager (the “Manager”), and CITIBANK, N.A., as Trustee (in such capacity, together with its successors, the “Trustee”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Management Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, Wingstop Funding LLC, a Delaware limited liability company (the “Issuer”), and the Trustee, have entered into a Base Indenture dated as of [______], 2018 (as amended, restated, supplemented or otherwise modified from time to time, exclusive of any Series Supplements, the “Base Indenture” and, together with all Series Supplements, the “Indenture”), providing for the issuance from time to time of one or more Series of Notes thereunder; and
WHEREAS, in connection with the Indenture, the Issuer, the other Securitization Entities party thereto from time to time, the Manager and the Trustee have entered into the Management Agreement, dated as of [______], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”); and
WHEREAS, the Future Securitization Entity has agreed to execute and deliver this Joinder Agreement in order to become a party to the Management Agreement;
NOW, THEREFORE, IT IS AGREED:
1.    Management Agreement. By executing and delivering this Joinder Agreement, the Future Securitization Entity, as provided in Section 8.16 of the Management Agreement, hereby becomes a party to the Management Agreement as a Securitization Entity thereunder with the same force and effect as if originally named therein as a Securitization Entity and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Securitization Entity thereunder. Each reference to a “Securitization Entity” in the Management Agreement shall be deemed to include the Future Securitization Entity. The Management Agreement is hereby incorporated herein by reference.

2.    Counterparts; Binding Effect. This Joinder Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract. This Joinder Agreement shall become effective when each of the Future Securitization Entity, the Manager and the Trustee has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Joinder Agreement (including by facsimile or other electronic means of communication) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

3.    Full Force and Effect. Except as expressly supplemented hereby, the Management Agreement shall remain in full force and effect.

4.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.
[FUTURE SECURITIZATION ENTITY]

By:	Name: Title:
AGREED TO AND ACCEPTED
WINGSTOP RESTAURANTS INC., as Manager

By:	Name: Title:

CITIBANK, N.A., in its capacity
as Trustee

By:	Name: Title:

SCHEDULE 2.1(f)

MANAGER INSURANCE

Coverage	Insurer
General Liability	Ace American Insurance Company
Auto Liability/Physical Damage	Ace American Insurance Company
Workers’ Compensation and Employers Liability	AIG Property Casualty Company
Umbrella Liability	Navigators Insurance Company
Property/All Risk	Landmark American Insurance Company
Boiler & Machinery – Commercial	Liberty Mutual Fire Insurance Company
International Package Policy	The Insurance Company of the State of Pennsylvania
Commercial Crime	National Union Fire Insurance Company of Pittsburgh, PA
Cyber Risk	Lloyd’s
Directors & Officers Liability	QBE Insurance Corporation
Directors & Officers Liability	XL Specialty Insurance Company
Directors & Officers Liability	Endurance American Insurance Company
Directors & Officers Liability	Travelers Casualty and Surety Company of America
Directors & Officers Liability	Illinois National Insurance Company
Directors & Officers Liability	Freedom Specialty Insurance Company
Directors & Officers Liability	Axis Insurance Company
Employment Practices Liability	Illinois National Insurance Company
Fiduciary Liability	Illinois National Insurance Company
Side-A D&O Liability	Allied World Insurance Company

SC2.1(f)-1

SCHEDULE 2.10

EXCLUDED SERVICES, PRODUCTS AND/OR FUNCTIONS

•	Franchise sales brokers, agents, referral sources, and similar independent contractors

•	Background checks of prospective employees and franchisees

•	New product development (either by dedicated company or as a service provided by our suppliers)

•	Legal counsel

•	Construction contracts and related contracts

•	Real estate brokers

•	“help-desk” services and other IT functions

•	Consulting agreements

•	International franchise employees who are deemed independent contractors instead of employees

•	Media agency agreements

•	Outsourced accounting, payroll, IT, marketing and sourcing functions

•	Tax preparation

•	Store inspections and evaluations by third parties

•	Collection agency

•	Franchise audits

•	Guest complaint hotline

•	Customer survey system

•	Mystery shopping

•	Website development

•	Credit/debit card processing

•	Consultants for health insurance and 401-k management

•	External auditors

•	Design firms

•	Architecture firms

•	Gift card administration

•	Delivery service functions

•	Repair and Maintenance

•	Landscaping and facilities

•	Lease procurement and administration

SC2.10-1